      As filed with the Securities and Exchange Commission on June 26, 2003


                                                      Registration No. 333-71076

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                         POST-EFFECTIVE AMENDMENT NO. 3


                                       TO

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                          OPTICAL SENSORS INCORPORATED

                 (Name of small business issuer in its charter)

         DELAWARE                                 3841                          41-1643592
(State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)           Classification Code Number)        Identification No.)

                                   ----------

                       7615 Golden Triangle Drive, Suite C
                           Minneapolis, MN 55344-3733
                          Telephone No.: (952) 944-5857

                                   ----------

                               Wesley G. Peterson
                             Chief Financial Officer
                          Optical Sensors Incorporated
                       7615 Golden Triangle Drive, Suite C
                           Minneapolis, MN 55344-3733
                          Telephone No.: (952) 944-5857

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:
                            Thomas A. Letscher, Esq.
                        Oppenheimer Wolff & Donnelly LLP
                       45 South Seventh Street, Suite 3300
                          Minneapolis, Minnesota 55402
                                 (612) 607-7000

                                   ----------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

                                   ----------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                   Subject to Completion, dated June 26, 2003


PROSPECTUS

                     [LOGO OF OPTICAL SENSORS INCORPORATED]


                                2,356,556 Shares


                          OPTICAL SENSORS INCORPORATED
                                  Common Stock

                                   ----------


     Selling stockholders of Optical Sensors Incorporated are offering 2,356,556 shares of common stock, 2,298,222 shares of which are being offered by Circle F Ventures, LLC, Circle F Ventures II, LLC, and their affiliates. We sometimes collectively refer to Circle F Ventures, LLC, Circle F Ventures II, LLC and their affiliates as Circle F in this prospectus, and they beneficially own approximately 67.5% of our common stock. We will not receive any proceeds from the sale of shares offered by the selling stockholders.


     The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 15.


     Our common stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "OPTL.OB." On June 19, 2003, the closing sale price of the common stock in the over-the-counter market was $3.00 per share.


                                   ----------

        The shares of common stock offered involve a high degree of risk.
           See "Risk Factors" beginning on page 6 of this prospectus.

                                   ----------

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
           STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
              THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
            TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is         , 2003.

                                   ----------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

RISK FACTORS......................................................................................6

FORWARD-LOOKING STATEMENTS.......................................................................11

USE OF PROCEEDS..................................................................................12

DIVIDEND POLICY..................................................................................12

SELLING STOCKHOLDERS.............................................................................13

PLAN OF DISTRIBUTION.............................................................................15

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............18

BUSINESS.........................................................................................27

MANAGEMENT.......................................................................................33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................40

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................41

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT......................................42

DESCRIPTION OF SECURITIES........................................................................44

LEGAL MATTERS....................................................................................47

EXPERTS..........................................................................................47

WHERE YOU CAN FIND MORE INFORMATION..............................................................48

INDEX TO FINANCIAL STATEMENTS...................................................................F-1

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.................................................II-1


                                   ----------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                               PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements.

                                   OUR COMPANY

Optical Sensors Incorporated is a technology development company specializing in low-cost, fiber optic sensors and instruments. Our mission is to leverage our proprietary sensor platform technology into innovative and low cost applications for minimally-to-non invasive medical diagnostic and management products. We have created a springboard technology platform for continued intellectual property development, rapid research and development of proprietary sensor applications and a source of hardware inventory for clinical evaluation and laboratory test equipment. Our core technology of sensors, hardware and software systems can be incorporated into a variety of low-cost, fluid, blood and tissue-contacting measurement systems.

We were originally founded in 1989 to develop a point-of-care monitoring system using proprietary fiber-optic chemical and manufacturing technology. In January 1997, we introduced our first product, the SensiCath(TM) Blood Gas Monitoring System. The SensiCath System was a unique, bedside monitor for use in measuring three critical blood parameters: pH (the acid/base balance), PCO2 (carbon dioxide) and PO2 (oxygen). These parameters are commonly referred to as arterial blood gases or "ABGs". In January 1999, we suspended sales activity of the SensiCath System and reduced expenses and personnel (including sales and marketing personnel) in order to focus our resources on development and commercialization of the CapnoProbe Sensor System, which is a handheld device with a carbon dioxide, or CO//2//, probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO//2// of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market an early version of the CapnoProbe Sensor System with a disposable sensor and a bench top instrument. In April 2001, we received 510(k) clearance from the FDA to market a hand-held, battery-operated version of the bench top instrument.


On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett, or Nellcor, under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. Nellcor began the initial phase of commercial release of the CapnoProbe system in the fourth quarter of 2002. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, of up to one year, or a certain quantity has been produced, while Nellcor establishes its own manufacturing operations. We currently expect to transition manufacturing operations to Nellcor in the second half of 2003.


On April 16, 2002, our Board of Directors approved a one-for-six reverse split of our outstanding common stock. We submitted the reverse stock split to our shareholders for approval at a special meeting of shareholders on August 19, 2002. The reverse split became effective September 13, 2002. All share and per share amounts have been adjusted to reflect the reverse stock split.


On October 1, 2002, we acquired from Vasamedics LLC certain assets related to medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The purchase price was approximately $158,000 and consisted of paying off certain debt of Vasamedics. In addition, we provided earn-out provisions to two of the former owners of Vasamedics through the use of cash payments and options that vest contingent on achieving certain future sales milestones over the first three years following the acquisition. We funded the purchase price with advances from Circle F. We also hired four employees of Vasamedics and retained one former employee of Vasamedics as an independent contractor. The acquisition enables the Company to incorporate mechanical assessment of perfusion with its proprietary metabolic means of assessing perfusion. Additionally, the acquisition provides direct sales contact with customers in areas of future market interest to the Company.


                              CORPORATE INFORMATION

We were incorporated in Minnesota in May 1989 and reincorporated in Delaware in January 1996.

In this prospectus, references to "Optical Sensors," "the company," "we," and "our," unless the context otherwise requires, refer to Optical Sensors Incorporated.

                                 OFFICE LOCATION

Our principal executive offices are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344, and our telephone number at that location is (952) 944-5857.

                             SUMMARY FINANCIAL DATA


The statement of operations data shown below for the years ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data as of December 31, 2000 and the balance sheet data as of December 31, 2000 and 2001 are derived from our audited financial statements not included elsewhere in this prospectus. The statement of operations data shown below for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 are derived from our unaudited financial statement included elsewhere in this prospectus. When you read this financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.



                                                                                     THREE MONTHS ENDED
                                                                                   ----------------------
                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                       ----------------------------------------           ---------
                                          2000          2001            2002          2002         2003
                                       -----------    ---------       ---------    ----------    ---------
                                                      (in thousands, except per share data)
                                                                                   (unaudited)  (unaudited)
STATEMENT OF OPERATIONS DATA:

Net revenues.....................      $         0    $     688       $   1,575    $      285   $      889
Operating expenses...............      $     3,707    $   3,416       $   3,457    $    1,011   $      907
Interest income..................      $        36    $       1       $       1    $        1   $        -
Interest expense.................      $     1,474    $     786       $       -    $        -   $        -
Net loss.........................      $    (5,302)   $  (3,400)      $  (1,853)   $     (714)  $      (15)
Net loss per share...............      $     (3.54)   $   (2.24)      $    (.67)   $     (.32)  $     (.00)

                                                      DECEMBER 31,                   THREE MONTHS ENDED
                                       ----------------------------------------    -----------------------
                                          2000          2001            2002           MARCH 31, 2003
                                       -----------    ---------       ---------    -----------------------
                                                                                           (unaudited)
BALANCE SHEET DATA:

Working capital..................      $        50    $  (1,614)      $  (1,873)          $         (2,070)
Total assets.....................      $     2,716    $   2,158       $   2,615           $          2,282
Total liabilities................      $     1,723    $   2,351       $   2,915           $          2,774
Stockholders' equity (deficit)...      $       992    $    (193)      $    (299)          $           (493)

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Optical Sensors. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

RISKS RELATING TO OUR COMPANY


We have incurred substantial losses, and without further funding or technological development fees, we will not have enough cash resources to continue operations, which has resulted in the report of the independent auditors on our 2002 financial statements containing an explanatory paragraph regarding our ability to continue as a going concern.

We estimate that our current cash balances, anticipated revenues from our Vasamedics product line, which accounted for $94,423 in net sales in the first quarter of 2003, manufacturing and royalty payments from Nellcor, and contract development revenues will be sufficient to fund our operations through the third quarter of 2003. The report of the independent auditors on our 2002 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. We currently have limited revenue from operations that is supplemented in large part from equity infusions, loans and cash advances from Circle F, our largest stockholder. Since March of 2000, Circle F has provided $7,243,005 of capital to fund ongoing operations through a series of equity financings, bridge loans and cash advances. On June 23, 2003, Circle F converted all of its outstanding cash advances in the amount of $2,689,000 into shares of our Series B preferred stock at a price of $15.00 per share and purchased an additional 57,667 shares of Series B preferred stock at a price of $15.00 per share, or a total of $865,005. Each share of Series B preferred stock is convertible into five shares of our common stock. We will need to raise additional capital or obtain technology development fees in order to continue operations after the third quarter of 2003. There can be no assurance that we will be able to obtain additional funding or technology development fees from other sources. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.


Our ability to receive revenues related to our CapnoProbe product is substantially dependent on the actions of a third party that we do not control.


Nellcor is the exclusive worldwide distributor of our CapnoProbe product and beginning later this year will manufacture the CapnoProbe. We do not have control over the manufacturing and distribution actions of Nellcor. Nellcor began the initial phase of commercial release of the CapnoProbe system in the fourth quarter of 2002. Although we expect to receive royalties from Nellcor, if Nellcor fails to generate meaningful sales of our CapnoProbe product, we will not receive significant revenues under our license agreement with Nellcor, which would substantially harm our business and our operations.


Our ability to sell our current and future products depends upon receipt and maintenance of U.S. and international regulatory approvals of our products and business activities.

Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the FDA and other governmental agencies, including, in some instances, foreign and state agencies. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

Our ability to obtain meaningful revenues will likely be directly related to the level of reimbursement for our proposed products.

Physicians, hospitals and other health care providers are less likely to purchase our products if they do not receive reimbursement from third-party payers for the cost of our products. While each third-party payer has its own process and rules for determining whether it will pay for a particular treatment, the ability to get Medicare reimbursement is usually a significant gating issue for selling a new product. Obtaining a product-specific reimbursement code from Medicare requires a significant amount of published clinical research data and takes several years. When a Medicare reimbursement code is assigned, Medicare also assigns a reimbursement amount. Once assigned, this amount dictates the future revenue opportunities for a particular product, and there is a risk that the assigned rate could be at a level which makes it impossible or difficult to market the product at a profit. We have invested significant time and resources into the development of our CapnoProbe product and if we are unable to obtain a product-specific reimbursement code for it, or if the established reimbursement amount is low, we will be unable to achieve meaningful sales of our CapnoProbe product.

If we are unable to protect our intellectual property, the value of our products could be diminished, and we may be unable to prevent other companies from using our technology in competitive products.

Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, the value of our products could be diminished and our competitive position may suffer. Our competitors could copy or otherwise obtain and use our technology without authorization or develop similar technology independently that may infringe our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

Claims by others that our products infringe their patents or other intellectual property rights could adversely affect our financial condition.

The medical device industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the United States until the patents are issued and also are maintained in secrecy for a period of time outside the United States. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming and could likely:

     .    result in costly litigation;

     . divert the time and attention of our technical personnel and management;

     .    cause product development delays;

     .    require us to develop non-infringing technology; or

     .    require us to enter into royalty or licensing agreements.

Although patent and intellectual property disputes in the medical device industry often have been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we cannot be sure that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results.

We may be subject to product liability and warranty claims, and we have limited insurance coverage.

The future manufacture and sale of our products could expose us to product liability claims and product recalls, including those that may arise from misuse, malfunction or design flaws. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages. We intend to procure product liability insurance; however, it might not cover the costs of any product liability claim made against us. Furthermore, we may not be able to obtain insurance at satisfactory rates or in adequate amounts.

RISKS RELATING TO OUR INDUSTRY

We operate in an extremely competitive and rapidly changing marketplace, and virtually all of our competitors have greater resources than us, which may allow them to more quickly react to changes in the market place.

Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive.

The loss of key personnel could harm our business.

Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

RISKS RELATING TO OUR COMMON STOCK

Our common stock was delisted from The Nasdaq National Market in May 2000 and placed on the Over-The-Counter Bulletin Board, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

On May 12, 2000, our common stock ceased to be quoted on The Nasdaq National Market and was transferred to the Over-The-Counter ("OTC") Bulletin Board because we no longer met, and currently do not meet, standards for continued listing on The Nasdaq National Market or The Nasdaq SmallCap Market. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on Nasdaq or a national securities exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

     .    obtaining financial and investment information from the investor;

     . obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

     . providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, could lower our stock price and impair our ability to raise funds in new stock offerings.

Future sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     .    progress of our products through the regulatory process;

     . announcements of technological innovations or new products by us or our competitors;

     . government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

     .    developments or disputes concerning patent or proprietary rights;

     .    actual or anticipated fluctuations in our operating results;

     . general market conditions for emerging growth and medical device companies;

     .    broad market fluctuations; and

     .    economic conditions in the United States or abroad.

We may incur significant costs from class action litigation due to our expected stock volatility.

In the past, following periods of large price declines in the public market price of a company's stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our stockholder rights agreement, provisions in our corporate documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Our stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our board of directors.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     . authorizing the issuance of "blank check" preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt; and

     . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

We refer you to "Description of Securities - Rights Agreement" for more information on our stockholder rights agreements. We also refer you to "Description of Securities --Undesignated Preferred Stock" and Description of Securities --Anti-Takeover Provisions of Delaware Law" for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of our company.


Circle F owns a sufficient number of shares of our common stock to potentially control our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Circle F owns or controls approximately 67.5% of our outstanding common stock, assuming the conversion or exercise of all Series A convertible preferred stock, Series B preferred stock and warrants held by Circle F. In addition, Charles D. Snead, Jr., one of our directors, is a consultant and attorney for Circle F and Hayden R. Fleming and their affiliates and related companies. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as sales of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company.

Exercise of outstanding warrants, stockholder options and other rights will dilute existing stockholders and could decrease the market price of our common stock.


As of June 23, 2003, we had issued and outstanding 3,190,047 shares of common stock, 4,333,334 shares of Series A convertible preferred stock, which are currently convertible into our common stock on a six-for-one basis, 236,934 shares of Series B preferred stock, which are currently convertible into our common stock on a one-for-five basis, and outstanding warrants and options to purchase 987,641 shares of common stock. The existence of the convertible preferred stock, warrants and options may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.


We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of the common stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We likely will issue additional equity securities, which will dilute your share ownership.

We likely will issue additional equity securities to raise capital. These additional issuances will dilute your share ownership.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, primarily in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described on the previous pages and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.


We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur.

                                 USE OF PROCEEDS

Optical Sensors will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders. This offering is intended to satisfy our obligations to register, under the Securities Act of 1933, the resale of the shares of our common stock, including shares of our common stock that will be issued to the selling stockholders upon the conversion of convertible preferred stock and convertible promissory notes and the exercise of warrants to be issued to them. The net proceeds from our sale of these securities to the selling stockholders has been and will continue to be used for general corporate purposes, including working capital.

                                 DIVIDEND POLICY

We have never paid cash dividends on our common stock and currently intend to retain all future earnings, if any, for the continued growth and development of our business and have no plans to pay cash dividends in the future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

                              SELLING STOCKHOLDERS


All of the selling stockholders named below acquired or have the right to acquire upon the conversion of convertible preferred sock or convertible promissory notes or upon the conversion and exercise of warrants the shares of our common stock being offered under this prospectus directly from us in private transactions. The following table sets forth information known to Optical Sensors with respect to the beneficial ownership of Optical Sensors' common stock as of June 23, 2003 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable upon the conversion of convertible preferred sock or convertible promissory notes or upon the conversion and exercise of warrants or exercise of options that are exercisable or convertible within 60 days of June 23, 2003. Shares issuable upon the conversion of convertible preferred sock or convertible promissory note or upon the conversion and exercise of warrants or exercise of options are considered outstanding for computing the percentage of the person holding the warrants and options, but are not considered outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 3,190,047 shares of common stock outstanding as of June 23, 2003. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.


Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with Optical Sensors within the past three years. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, Optical Sensors is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Optical Sensors will not receive any of the proceeds from the sale of the shares offered under this prospectus.


                                                                                       SHARES OF COMMON STOCK
                                                                                           BENEFICIALLY
                                              SHARES OF COMMON       NUMBER OF             OWNED AFTER
                                             STOCK BENEFICIALLY       SHARES               COMPLETION OF
                                             OWNED PRIOR TO THE        BEING               THE OFFERING
                                                                                ----------------------------------
SELLING SHAREHOLDER                               OFFERING            OFFERED            NUMBER         % OF CLASS
-------------------                              ---------           ---------         ---------        ----------
Circle F (1)                                     3,521,445           2,064,889         1,456,556             18.44%

Dr. Glen J. Tanner                                  58,333              58,333                 0                 0%

Hayden R. Fleming and LaDonna M. Fleming
Revocable Trust Dated 7/19/95 (2)                  245,157             233,333            11,824                  *


----------
*       Less than 1% of the outstanding shares.


(1) Based on Schedule 13D/A filed by Circle F June 26, 2003. Includes 23,412 shares held by an individual retirement account for the benefit of Mr. Fleming's spouse, 3,333 shares held by an individual retirement account for the benefit of Mr. Fleming and 245,147 shares are owned by a trust for the benefit of Mr. Fleming and his wife. Of the shares owned by the trust, 33,333 shares are issuable upon the exercise of a warrant. Also includes 1,259,328 shares of common stock, 83,333 shares are issuable upon the exercise of a warrant, 722,222 shares issuable upon the conversion of 4,333,334 shares of Series A convertible preferred stock and 281,665 shares issuable upon the conversion of 56,333 shares of Series B convertible preferred stock held by Circle F Ventures, LLC as well as 903,005 shares issuable upon the conversion of 180,601 shares of Series B convertible preferred stock held by Circle F Ventures II, LLC. Mr. Fleming is the managing member of Circle F Ventures, LLC and Circle F Ventures II, LLC. The address of Circle F and Mr. Fleming is 17797 North Perimeter Drive, Scottsdale, Arizona 85255. See "Certain Relationships and Related Transactions."

(2) Based on Schedule 13D/A filed June 26, 2003. Includes 33,333 shares of common stock that are issuable upon the exercise of a warrant. This does not include the beneficial ownership of certain affiliates of the Fleming Trust. The address of the Fleming Trust is 17797 North Perimeter Drive, Scottsdale, Arizona 85255.

Circle F and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 are both affiliated with, and customers of, Fleming Securities, Inc., a New Mexico Corporation, that is a registered broker-dealer. However, both Circle F and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 purchased their shares of common stock in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute them.

                              PLAN OF DISTRIBUTION

The selling stockholders have the right to acquire the shares of Optical Sensors common stock being offered under this prospectus upon the conversion of convertible preferred stock and convertible promissory notes and the conversion and exercise of outstanding warrants held by the selling stockholders. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of the brokers or market makers that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

     . a block trade in which the broker-dealer engaged by a selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    privately negotiated transactions.

Optical Sensors has been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In connection with distributions of the shares or otherwise, the selling stockholders may, if permitted by law, also enter into hedging transactions. For example, the selling stockholders may:

     . enter into transactions involving short sales of the shares of common stock by broker-dealers;

     . sell shares of common stock short and redeliver these shares to close out the short position;

     . enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

     . loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

This offering will terminate on the earlier to occur of:

     . the date on which all shares offered have been sold by the selling stockholders; or

     . the date on which all shares held by a selling shareholder may be sold by such selling shareholder in compliance with Rule 144(k) under the Securities Act.

We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution or a corporate development. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                             SELECTED FINANCIAL DATA


The selected statement of operations data shown below for the years ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data shown below for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 are derived from our unaudited financial statement included elsewhere in this prospectus. The selected statement of operations data shown below for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1998, 1999, 2000 and 2001 are derived from our audited financial statements not included elsewhere in this prospectus. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.



                                                                                                 THREE MONTHS ENDED
                                                                                                ---------------------
                                                         YEAR ENDED DECEMBER 31,                      MARCH 31,
                                               -------------------------------------------            ---------
                           1998            1999          2000         2001          2002          2002         2003
                        -----------     ---------    ----------     ---------   ----------      ---------     -------
                                      (in thousands, except per share data)
                                                                                               (unaudited)  (unaudited)
STATEMENT OF
OPERATIONS DATA:

Net revenues..........  $     1,019     $     134    $        0     $     688   $    1,575      $     285     $   889
Operating expenses....  $    10,533     $   5,968    $    3,707     $   3,416   $    3,457      $   1,011     $   907
Interest income.......  $       723     $     185    $       36     $       1   $        1      $       1     $     -
Interest expense......  $        95     $      84    $    1,474     $     786   $        -      $       -     $     -
Net loss..............  $   (11,817)    $  (7,785)   $   (5,302)    $  (3,400)  $   (1,853)     $    (714)    $   (15)
Net loss per share....  $     (8.04)    $   (5.28)   $    (3.54)    $   (2.24)  $     (.67)     $    (.32)    $  (.00)

                                                                                                 THREE MONTHS ENDED
                                                                                                -------------------
                                                                 DECEMBER 31,                      MARCH 31, 2003
                                                     -------------------------------------      -------------------
                           1998            1999          2000         2001          2002            (unaudited)
                        -----------     ---------    ----------     ---------   ----------
BALANCE SHEET DATA:

Working capital.......  $     9,103     $   2,001    $       50     $  (1,614)  $   (1,873)               $  (2,070)
Total assets..........  $    12,565     $   4,296    $    2,716     $   2,158   $    2,615                $   2,282
Long-term obligations.  $       495     $     104    $        6     $       0   $        0                $       0
Stockholders' equity    $    10,984     $   3,355    $      992     $    (193)  $    (299)                $    (493)
 (deficit)...........

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

Since October 1998, we have been focusing our resources on development and commercialization of the CapnoProbe(TM), which is a handheld device with a CO(2) probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO(2) of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market the CapnoProbe, configured with a disposable sensor and a bench top instrument. In April 2001, we received 510(k) clearance from the FDA to market a hand-held, battery-operated version of the bench top instrument.


On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett, or Nellcor, under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe product. Nellcor began the initial phase of commercial release of the CapnoProbe system in the fourth quarter of 2002. At the same time, we also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, of up to one year from commercial launch, or until a certain quantity has been produced, while Nellcor establishes its own manufacturing operations. We currently expect to transition manufacturing operations to Nellcor in the second half of 2003. The terms of the supply agreement with Nellcor provide that Nellcor will advance funds to us for the purchase of substantially all the materials and components required to manufacture the CapnoProbe System. These advances are to be repaid to Nellcor via pro-rated credits against subsequent billings from us to Nellcor. The intent of this arrangement is that we will not utilize our own operating capital for materials and components. Our expenses for manufacturing, labor and overhead will be recouped from our billings to Nellcor.

On October 1, 2002, we acquired from Vasamedics LLC certain assets related to medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The purchase price was approximately $158,000 and consisted of paying off certain debt of Vasamedics. In addition, two former owners of Vasamedics are eligible for cash payments and options that vest contingent on achieving certain future sales milestones over the first three years following the acquisition. The maximum cash payment that can be earned is $220,000 and the maximum number of options is 75,000, which will be accounted for as additional purchase price when, and if, such milestones are met. We funded the purchase price with advances from Circle F. We also hired four employees of Vasamedics and retained one former employee of Vasamedics as an independent contractor. The acquisition enables us to incorporate mechanical assessment of perfusion (the use of a laser Doppler sensor and velocimeter combined with pressure) with our proprietary metabolic means of assessing perfusion (the use of carbon dioxide, pH, oxygen and hematocrit sensor systems). Inadequate tissue perfusion (blood flow into the tissues) is a clinical syndrome known as shock. Additionally, the acquisition provides us direct sales contact with customers in areas of future market interest.

We do not expect to incur any significant liabilities for equipment, real estate or leasehold improvements during the foreseeable future, nor do we plan to significantly increase or decrease our current number of employees. We do expect to increase spending for patent filings in major countries around the world.

On April 16, 2002, our Board of Directors approved a one-for-six reverse split of our outstanding common stock. We submitted the reverse stock split to our shareholders for approval at a special meeting of shareholders on August 19, 2002. The reverse split became effective September 13, 2002. All share and per share amounts have been adjusted to reflect the reverse stock split.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

General

The following discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an agreement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Revenues from our business activities are recognized from net sales of manufactured products upon delivery to the customer; from product development fees as the contracted services are rendered; from product development milestones upon completion and acceptance; from up-front product development license fees as they are amortized over the expected development term of the proposed products; and from royalties on the sales of products sold by companies under license from us. The determination of SAB 101 criteria (3) and (4) for each source of revenue is based on our judgments regarding the fixed nature and collectibility of each source of revenue. Revenue recognized for any reporting period could be adversely affected should changes in conditions cause us to determine that these criteria are not met for certain future transactions.

Research and Development Supplies

At December 31, 2002, research and development supplies with a carrying value of approximately $610,650 consisted of electro-optical modules. These modules were originally a component of our proprietary SensiCath Arterial Blood Gas System. We discontinued sales of the SensiCath product in January of 1999 and subsequently disposed of all related inventories, with the exception of these modules, which we utilize from time to time in prototyping new applications of our technologies, as components of test equipment, and for use in performing clinical studies. We believe these modules are important in our development of products for ourselves and other companies by allowing us to respond quickly and economically to such needs as they arise. Should we not achieve our expectations of the net realizable value of these supplies, potential future losses may occur to the extent of the carrying value at December 31, 2002 of $610,650.

Patents and Impairment Review

At December 31, 2002, we reported patents on our balance sheet, net of amortization, of $665,206. Accumulated amortization was $314,745 at December 31, 2002. After an individual patent is issued, we amortize the accumulated costs on a straight-line basis over an estimated average useful life of 60 months. Periodically we evaluate each patent as to whether it enhances or helps secure our overall intellectual property portfolio. Whenever events or changes in circumstances indicate impairment has occurred, values are adjusted appropriately. Should we not achieve our expectations of the net realizable value of our investment in patents, potential future losses may occur to the extent of the carrying value at December 31, 2002 of $665,206.

Variable Accounting Rules and Compensation Expense

Certain stock options issued by us have been re-priced thereby resulting in our option plan being subject to variable accounting rules. Application of these rules results in recognizing compensation expense or reductions to compensation expense whenever the market price of our stock varies from that of the prior quarter-end. Additional compensation charges and credits will most likely be recorded in future periods. We are unable to predict the extent of these charges and credits.

RESULTS OF OPERATIONS


Comparison of quarters ended March 31, 2003 and 2002

Development revenues earned in the first quarter of 2003 were $392,383 as compared to development revenues earned in the first quarter of 2002 of $284,750. We earned $350,000 of these fees in the first quarter of 2003 and $281,250 in the first quarter of 2002 under our license agreement with Nellcor. We have received all of the $2,000,000 in development fees, contemplated from Nellcor under our license agreement.

We expect to begin earning royalty revenues from Nellcor in the third quarter of 2003. While Nellcor has begun the initial phase of commercial release of the CapnoProbe product, distribution to date has consisted of limited, "no-charge" placement of product with clinicians for market evaluation purposes. Once Nellcor commences "for cash" commercial sales of the CapnoProbe product, we expect to earn a customary royalty. This royalty will be a varying percentage of Nellcor's CapnoProbe sales, less a portion to be paid by Nellcor on behalf of us to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor.

Net sales in the first quarter of 2003 were $496,688. These sales consisted of $381,340 of CapnoProbe product sold to Nellcor for its initial product launch and $94,423 of Vasamedics product. We had no sales in the first quarter of 2002.

Cost of goods sold in the first quarter of 2003 were $494,748, of which $394,748 related to products sold to Nellcor and Vasamedics product sales. The remaining $100,000 represents a portion of the minimum annual royalty payable to ICCM. Under our license agreement with ICCM we are required to pay ICCM a royalty, based on sales by Nellcor of the CapnoProbe product. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. Beginning in the first quarter of 2003, royalty payments to ICCM are being recorded as cost of sales. These payments were previously included in research and development expenses, because we had no CapnoProbe sales. There were no cost of goods sold in 2002.

Research and development costs for the first quarter of 2003 decreased $249,765 or 28% to $285,348 from $535,113 in the first quarter of 2002. The reduction is attributable primarily to the completion of CapnoProbe development efforts early in the first quarter of 2003 and reclassification to cost of goods sold of the $100,000 of minimum royalties paid to ICCM. Beginning in 2003 we reclassified the minimum royalty payment to cost of goods sold as Nellcor began the initial phase of commercial release of the CapnoProbe product. Research and development activities in 2002 were directed primarily towards the CapnoProbe product. Beginning in the first quarter of 2003, we expect to be directing fewer research and development resources towards the CapnoProbe product and more towards other product applications of our technology base. We may develop these applications jointly with other corporate partner(s) or proceed with these developments on our own. Our research and development costs will vary depending on whether we develop future applications on our own or with partners. In either case, we do not expect our research and development cost to materially decrease. The table below sets forth the various research and development expenses and reimbursements.

                                                            Q1 2003       Q1 2002
                                                          ----------     ---------
     Nellcor reimbursement                                $        -     $ (73,052)

     Capitalization of labor and overhead for build of
     in-house produced equipment                             (10,190)      (15,179)

     Manufacturing Infrastructure costs applied to R&D
     activities.                                                   -       119,501

     Third party engineering firms - CapnoProbe                8,414        97,269

     Materials and supplies consumed in development of
     CapnoProbe                                                6,785        33,367

     Royalty Payments to ICCM                                      -       100,000

     All other costs of research and development             280,339       273,207
                                                          ----------     ---------
                                                          $  285,348     $ 535,113
                                                          ==========     =========

Selling, general and administrative expenses for the first quarter of 2003 included a non-cash reversal of previously recognized compensation expenses of $180,224 while the first quarter of 2002 included non-cash compensation expense of $238,955. Non-cash compensation expense reversal and expense in the first quarters of 2003 and 2002 relate to variable accounting applicable to our stock option plan. Excluding these credits and charges, selling, general and administrative expenses in the first quarter of 2003 increased $70,492 or 30% to $307,203 from $236,711 in the first quarter of 2002. The increase in selling general and administrative expenses between the first quarters of 2003 and 2002 are attributable to the addition of the Vasamedics product line in the fourth quarter of 2002. We expect selling, general and administrative expenses to remain at the first quarter levels for the balance of 2003, not including charges or credits that might result from non-cash compensation expense. Selling, general and administrative expenses consist primarily of the cost of ongoing administrative activities, costs of maintaining the Company's public status and selling expenses related to the Vasamedics product line.

Interest income in the first quarters of 2003 and 2002 was negligible. The Company expects interest income to remain at this level for the foreseeable future.

Other income for the first quarter of 2003 included $3,000 received for temporary rental of our production sterilization facilities. Other income for the quarter ended March 31, 2002 included sales tax rebates of $7,096 and a gain on the sale of equipment of $5,000.

Since our inception, we have experienced significant operating losses. We incurred a net loss of $15,293 for the quarter ended March 31, 2003, compared to a net loss of $713,771 for the quarter ended March 31, 2002. As of March 31, 2003, we had an accumulated deficit of $76,721,325. We anticipate that our operating losses will continue for the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See "Certain Important Factors".


Comparison of fiscal years ended December 31, 2002 and 2001


We earned $1,055,914 in development fee revenues in 2002 as compared to $687,500 in 2001. We earned $962,500 of these fees in 2002 and $687,000 of these fees in 2001 under our license agreement with Nellcor. In January, 2003, we earned a final development fee of $350,000 from Nellcor under our license agreement with Nellcor. We have received all of the $2,000,000 in development fees contemplated from Nellcor under our license agreement.

We expect to begin earning royalty revenues from Nellcor in the third quarter of 2003. While Nellcor has begun the initial phase of commercial release of the CapnoProbe product, distribution to date has consisted of limited, "no-charge" placement of product with clinicians for market evaluation purposes. Once Nellcor commences "for cash" commercial sales of the CapnoProbe product, we expect to earn a royalty. Ongoing revenues for us from CapnoProbe will be in the form of royalty payments from Nellcor to us, less a portion to be paid by Nellcor on behalf of us to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor. This royalty will be a varying percentage of Nellcor's CapnoProbe sales.

Net sales for 2002 were $518,882, all of which was in the fourth quarter of 2002. These sales consisted of $277,530 of CapnoProbe product sold to Nellcor for its initial product launch and $241,352 of Vasamedics product. We had no sales in 2001.

Cost of goods sold for 2002 was $422,034, all of which was related to CapnoProbe product sales to Nellcor and Vasamedics product sales. There were no cost of goods sold in 2001. Under our license agreement with ICCM we are required to pay ICCM a royalty, based on sales by Nellcor of the CapnoProbe product. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay ICCM an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty and retain the license on a non-exclusive basis. These payments were included in research and development expenses in 2002, but will be recorded as cost of sales when Nellcor begins commercial release of the CapnoProbe product in the first quarter of 2003.

Research and development costs for 2002 decreased $648,374 to $1,883,366 or 26% from $2,531,740 in 2001. Research and development costs for 2001 included a $554,549 write-off of obsolete research and development supplies. We received reimbursements under our supply agreement with Nellcor for labor and overhead costs related to production of Nellcor owned tooling and manufacturing equipment of $230,762 and $28,335, respectively, in 2002 and 2001. We also capitalized labor and overhead costs of

$84,904 in 2002 related to the production of pilot plant equipment. In conjunction with efforts towards development of our CapnoProbe product, we paid third party engineering firms $218,504 and $41,275, and consumed materials and supplies of $107,819 and $35,850, respectively, in the 2002 and 2001. We also transferred $262,086 in 2002 and $579,113 in 2001 from cost of sales to research and development for efforts related to CapnoProbe product development. These costs represent expenditures incurred for manufacturing personnel, facilities and supplies which have been utilized for CapnoProbe development efforts rather than for production of product for resale. Under the license agreement with ICCM, we paid minimum royalties of $400,000 and $300,000, respectively, in the 2002 and 2001. Research and development activities in 2002 were directed primarily towards the CapnoProbe product. Beginning in the first quarter of 2003, we expect to be directing fewer research and development resources towards the CapnoProbe product and more towards other product applications of our technology base. We may develop these applications jointly with other corporate partner(s) or proceed with these developments on our own. Our research and development costs will vary depending on whether we develop future applications on our own or with partners. In either case, we do not expect our research and development cost to materially decrease. The table below sets forth the various research and development expenses and reimbursements described above.

                                                              2002           2001
                                                          -----------    -----------
     Write-off obsolete research and development
     supplies                                             $         -    $   554,549

     Nellcor reimbursement                                   (230,762)       (28,335)

     Capitalization of labor and overhead for build of
     in-house produced equipment                              (84,904)             -

     Manufacturing infrastructure costs applied to R&D
     activities.                                              262,086        579,113

     Third party engineering firms - CapnoProbe               218,504         41,275

     Materials and supplies consumed in development of
     CapnoProbe                                               107,819         35,850

     Royalty Payments to ICCM                                 400,000        300,000

     All other costs of research and development            1,210,623      1,049,228
                                                          -----------    -----------
                                                          $ 1,883,366    $ 2,531,740
                                                          ===========    ===========


Selling, general and administrative expenses for 2002 increased $267,263 to $1,151,715, or 30%, from $884,452 in 2001. We recognized non-cash compensation expenses of $257,402 and $104,207, respectively, in 2002 and 2001 related to stock options. Also, we incurred additional costs of approximately $95,000 related to sales and administration of the Vasamedics product line in the fourth quarter of 2002. We expect future selling, general and administrative expenses to increase from 2002 due to the addition of the Vasamedics product line proportional to our experiences in the fourth quarter of 2002. We also expect to record charges or credits as a result of non-cash compensation expense, which will vary depending on the trading price of our stock. Selling, general and administrative expenses consist primarily of the cost of ongoing administrative activities, costs of maintaining the Company's public status and selling expenses related to the Vasamedics product line. The table below sets forth the various selling, general and administrative expenses described above.


                                                         2002         2001
                                                     -----------    -----------
Non-cash compensation                                $   257,402    $   104,027

Vasamedics selling and administrative  costs in the
fourth quarter, 2002                                      95,000              -

All other selling, general and administrative costs      799,313        780,425
                                                     -----------    -----------
                                                     $ 1,151,715    $   884,452
                                                     ===========    ===========


Interest expense for 2001 included interest of $709,080 due to beneficial conversion features relating to our convertible securities. Excluding this non-cash interest charge as described in Note 7 of the financial statements, interest expense decreased $76,119 to $428 in 2002 from $76,547 in 2001. The decrease is the result of interest bearing notes that were converted to stock in 2001 and capitalized leases that expired in 2001.

Interest income in 2002 and 2001 was nominal. We expect interest income to continue at nominal levels for the foreseeable future.

Other income/expense in the first quarter of 2001 included income of $95,345 from state sales tax refunds. Except for state sales tax refunds, other expense and income items for 2002 and 2001 were insignificant.

Since our inception, we have experienced significant operating losses. We incurred a net loss of $1,852,506 in 2002 compared to a net loss of $3,400,022 for 2001. As of December 31, 2002, we had an accumulated deficit of $76,706,032. We anticipate that our operating losses will continue for the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See "Certain Important Factors."

Comparison of fiscal years ended December 31, 2001 and 2000

We received $750,000 and $500,000 in development fee revenues on October 9, 2001 and December 3, 2001, respectively, under our license agreement with Nellcor. We deferred recognition of $562,500 of these development fees to the first half of 2002, the period during which we completed development work related to the initial $750,000 payment from Nellcor.

Research and development costs for 2001 included a $554,549 write-off of component inventories carried over from our previous SensiCath business. These inventories had been retained for future product development purposes. However, with improvements made towards miniaturization of instrumentation, we determined that inventory valued at $554,549 had become obsolete. Notwithstanding this write-off, research and development costs in 2001 decreased $838,163 or 30% to $1,977,191 from $2,815,354 in 2000. Research and development spending in 2000 included one time costs for material purchases, contract engineering, clinical research, consulting and other miscellaneous items related to CapnoProbe Sensor System development. These nonrecurring costs plus lower personnel levels and expirations of equipment leases and depreciation combined to reduce research and development costs from 2000 to 2001. Research and development efforts during 2001 were directed primarily towards enhancements and commercialization of the CapnoProbe product. Under our July 1998 license agreement with ICCM, we paid $300,000 in minimum royalties for 2001 and are obligated to pay minimum annual royalties of $400,000 for years 2002 through 2005. The minimum royalty payments are being recorded as research and development expenses until such time as royalty revenues exceed minimum royalties. We are obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe Sensor System.

Selling, general and administrative expenses for 2001 included non-cash compensation expenses of $104,207. Notwithstanding this charge, selling, general and administrative decreased $110,947 or 12% to $780,245 from $891,192 for 2000. Selling, general and administrative expenses in 2000 included one time costs for the prosecution of an arbitration proceeding. This nonrecurring cost plus lower personnel, insurance and other expense levels in 2001 combined to reduce selling, general and administrative expenses for 2001 as compared to 2000.

Interest expense for 2001 and 2000 includes interest of $709,080 and $1,400,000, respectively, due to beneficial conversion features relating to our convertible securities. Excluding these non-cash interest charges as described in Notes 5 and 7 of the financial statements, interest expense increased $2,239 to $76,547 from $74,308 in 2000. The increase is the result of advances from shareholders offset by capitalized leases that expired in 2000.

Interest income in 2001 decreased $35,098 to $1,016 from $36,114 in 2000. The decrease in interest income in 2001 is due to declining cash balances.

Other income/expense included a first quarter of 2000 expense of $200,000 to settle an arbitration proceeding, while the third quarter of 2000 and the first quarter of 2001 included income of $37,453 and $95,345, respectively, from state sales tax refunds. Except for these two items, other expense and income items for 2000 and 2001 were insignificant.

LIQUIDITY AND CAPITAL RESOURCES


To date, we have financed our operations primarily through the sale of equity, debt securities and advances from Circle F. From inception through December 31, 1995, we raised net proceeds of $30,400,000 from private equity financings and stock option exercises. In the first quarter of 1996, we completed an initial public offering of our common stock that resulted in net proceeds to us of approximately $33,916,000. In January 1998, we sold 73,534 shares of common stock to Instrumentation Laboratory, which represented 4.99% of our outstanding common stock following completion of the transaction, at a price of $30.00 per share for a total price of $2,206,015.



In March 2000, we issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F and Special Situations Fund III, L.P. In December 2001, the $700,000 note held by Special Situations Fund III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. In December 2001, the $700,000 principal amount of notes held by Circle F converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,666 shares of common stock. Circle F beneficially owns approximately 67.5% of our outstanding common stock, including shares of Series A preferred stock and Series B preferred stock, which are convertible into common stock and warrants to purchase common stock. Charles Snead, one of our directors is a consultant and attorney for Circle F, Hayden R. Fleming and their affiliates and related companies.

On August 11, 2000, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue, and Circle F agreed to purchase upon our request, up to 4,333,334 shares of our Series A preferred stock for an aggregate purchase price of $1,500,000. At such time we agreed to sell 1,000,000, 1,333,334 and 2,000,000 shares of our Series A preferred stock at $0.50, $0.375 and $0.25, respectively. We sold 1,000,000 shares of the Series A preferred stock to Circle F at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A preferred stock to Circle F at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A preferred stock to Circle F at $.25 per share for a total of $500,000 on December 28, 2000. As a result of the one-for-six reverse split of our common stock on September 13, 2002, each share of Series A preferred stock is now convertible into one-sixth of a share of our common stock, or a total of 722,222 shares of common stock. The adjusted closing price of our common stock on August 11, 2000, October 3, 2000 and December 28, 2000 was $3.56, $3.75 and $1.59, respectively, or $0.59,
$0.63 and $0.27, prior to giving effect for the reverse stock split. The terms of the Securities Purchase Agreement provide for all options held by our current employees and directors to be reduced to the weighted average, common stock equivalent price at which Circle F purchased Series A convertible preferred stock of $2.08, as adjusted for the reverse stock split. Prior to their amendment, these options had exercise prices ranging from $54.00 to $5.40 per share. Such reduction resulted in the option plan being subject to variable accounting rules.

Between March 8, 2001 and October 4, 2001, we entered into a series of Bridge Loan Agreements with Circle F under which Circle F advanced us $1,489,000 to fund our operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share.

From March 6, 2002 through June 19, 2003, Circle F advanced $2,689,000 to us, $2,224,000 of which was advanced in 2002 and $465,000 of which was advanced subsequent to the first quarter of 2003. On June 23, 2003, Circle F converted all of its outstanding cash advances in the amount of $2,689,000 into shares of our Series B preferred stock at a price of $15.00 per share and purchased an additional 57,667 shares of Series B preferred stock at a price of $15.00 per share, or a total of $865,005. Each share of Series B preferred stock is convertible into five shares of our common stock.

Our cash and cash equivalents were $15,241 and $243,752 at March 31, 2003 and December 31, 2002, respectively. The decrease in our cash balance is due to the operating losses described above. We incurred cash expenditures of $214,049 for operations and $14,462 for capital expenditures in the first quarter of 2003.

Our March 31, 2003 accounts receivable balance declined $137,802 or 33% to $277,951 from $415,753 at December 31, 2002. The primary reason for the reduction was the collection of a $170,754 receivable from a Vasamedics product customer under an outstanding letter of credit. There were no other significant changes in our balance sheet accounts between December 31, 2002 and March 31, 2003.

In January 2003, we earned the final development fee of $350,000 from Nellcor under our license agreement. We estimate that our current cash balances, anticipated revenues from our Vasamedics product line, which accounted for $94,423 in net sales in the first quarter of 2003, manufacturing and royalty payments from Nellcor, and contract development revenues will be sufficient to fund our operations through the third quarter of 2003. We will need to raise additional capital or obtain contract development fees in order to continue operations after the third quarter of 2003. We estimate that we will need approximately $1,000,000 of additional funding or contract development fees to continue operations through the fourth quarter of 2003. We believe that Circle F will continue to advance sufficient funds to us to enable us to continue operations in order for Circle F to obtain a return on its significant investment to date. However, there can be no assurance that Circle F will do so. There can be no assurance that we will be able to obtain additional funding or contract development fees from other sources. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

                                    BUSINESS

GENERAL

Optical Sensors Incorporated is a technology development company specializing in low-cost, fiber optic sensors and instruments. Our mission is to leverage our proprietary sensor platform technology into innovative and low cost applications for minimally-to-non invasive medical diagnostic and management products. We have created a springboard technology platform for continued intellectual property development, rapid research and development of proprietary sensor applications and a source of hardware inventory for clinical evaluation and laboratory test equipment. Our core technology of sensors, hardware and software systems can be incorporated into a variety of low-cost, fluid, blood and tissue-contacting measurement systems.

We were originally founded in 1989 to develop a point-of-care monitoring system using proprietary fiber-optic chemical and manufacturing technology. In January 1997, we introduced our first product, the SensiCath(TM) Blood Gas Monitoring System. The SensiCath System was a unique, bedside monitor for use in measuring three critical blood parameters: pH (the acid/base balance), PCO(2) (carbon dioxide) and PO(2) (oxygen). These parameters are commonly referred to as arterial blood gases or "ABGs". In January 1999, we suspended sales activity of the SensiCath System and reduced expenses and personnel (including sales and marketing personnel) in order to focus our resources on development and commercialization of the CapnoProbe Sensor System, which is a handheld device with a carbon dioxide, or CO(2), probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO(2) of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market an early version of the CapnoProbe Sensor System with a disposable sensor and a bench top instrument. In April 2001, we received 510(k) clearance from the FDA to market a hand-held, battery-operated version of the bench top instrument.


On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett, or Nellcor, under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. Nellcor began the initial phase of commercial release of the CapnoProbe system in the fourth quarter of 2002. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, of up to one year, or a certain quantity has been produced, while Nellcor establishes its own manufacturing operations. We received $2 million in milestone payments in 2001, 2002 and 2003 under the license agreement. We receive manufacturing revenues from Nellcor for the disposable components of the CapnoProbe system under the supply agreement. We expect to transfer disposable component manufacturing to a Nellcor manufacturing facility beginning in the second half of 2003. We expect our manufacturing revenues from CapnoProbe to end when this transfer is completed. Future CapnoProbe revenues will be from royalty payments from Nellcor to us, less a portion to be paid by Nellcor on our behalf to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor. The royalty rates are based upon a net gross margin calculation for the disposable components and an aggregate gross margin calculation for the instrument.

On April 16, 2002, our Board of Directors approved a one-for-six reverse split of our outstanding common stock. We submitted the reverse stock split to our shareholders for approval at a special meeting of shareholders on August 19, 2002. The reverse split became effective September 13, 2002. All share and per share amounts have been adjusted to reflect the reverse stock split.


On October 1, 2002, we acquired from Vasamedics LLC certain assets related to medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The purchase price was approximately $158,000 and consisted of paying off certain debt of Vasamedics. In addition, two former owners of Vasamedics are eligible for cash payments and options that vest contingent on achieving certain future sales milestones over the first three years following the acquisition. The maximum cash payment that can be earned is $220,000 and the maximum number of options is 75,000, which will be accounted for as additional purchase price when, and if, such milestones are met. We funded the purchase price with advances from Circle F. We also hired four employees of Vasamedics and retained one former employee of Vasamedics as an independent contractor. The acquisition enables the Company to incorporate mechanical assessment of perfusion (the use of a laser Doppler sensor and velocimeter combined with pressure) with its proprietary metabolic means of assessing perfusion (the use of carbon dioxide, pH, oxygen and hematocrit sensor systems). Inadequate tissue perfusion (blood flow into the tissues) is a clinical syndrome known as shock. Additionally, the acquisition provides direct sales contact with customers in areas of future market interest to the Company.


We do not expect to incur any significant liabilities for equipment, real estate or leasehold improvements during this period nor do we plan to significantly increase or decrease our current number of employees. We do expect to increase spending for patent filings in major countries around the world.

THE CAPNOPROBE

The CapnoProbe is a handheld device with a CO(2) probe that is slipped under the tongue like a thermometer that non-invasively measures the tissue CO(2) of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal, as in compensated shock cases. The CapnoProbe's disposable CO(2) probe is self-calibrating and is planned to provide CO(2) readings in approximately one minute. One CapnoProbe sensor will be used on one patient for a single measurement. Multiple measurements would be made depending on the severity of the patient's state and response to therapy. The CapnoProbe instrument is portable, rugged and battery operated.

VASAMEDIC PRODUCT LINE

Vasamedics provides laser Doppler instrumentation for blood flow and skin perfusion pressure monitoring. Patients served by this technology include those with chronic foot ulcers, diabetics, and candidates for amputation. Vasamedics LASERDOPP(R) PV2000 measures Skin Perfusion Pressure to provide a quantitative evaluation of small vessel disease in these patients. Other competing test methods provide only qualitative information or they are too time consuming and insensitive. The PV2000 also provides Pulse Volume waveform analysis; this allows caregivers to interpret intraluminal changes in connection with occlusive disease. Vasamedics Laserflo BPM2 technology allows monitoring of microvascular blood flow in tissue at risk of ischemic injury. This product provides information via laser and fiber optics technology.

SALES AND MARKETING


We do not maintain any sales or marketing personnel for CapnoProbe. We excluded from the license we granted to Nellcor forward military applications of the CapnoProbe. Specifically, the Company's business development function is investigating sales of CapnoProbe to military organizations for use in triage of soldiers in combat situations.

We have sales and marketing personnel that support sales of the Vasamedics product through a group of five independent U.S. dealer representatives and one independent contractor. We also have distributors that sell Vasamedics product in Mexico, Germany, Turkey, Canada, Singapore and Japan.


RESEARCH AND DEVELOPMENT

Our research and development staff completed the incorporation of the Nellcor product and market specifications into the design of the CapnoProbe technology and is currently developing other non-invasive metabolic perfusion systems such as a local/regional tissue perfusion system. The Vasamedics technology compliments these activities because the laser Doppler technology provides a means to assess mechanical blood flow. Our research and development expenses for the fiscal years ended December 31, 2002 and 2001 were $1,883,366, and $2,531,740, respectively. We anticipate that we will continue to spend significant amounts on research and development activities for the foreseeable future.

MANUFACTURING AND SUPPLY


We maintain approximately 4,000 square feet of manufacturing space, which includes a Class 10,000 clean room. This space and capability is used to manufacture the disposable component of the CapnoProbe, which we sell to Nellcor to comply with the manufacturing supply terms of the Nellcor agreement, to manufacture Vasamedics product and to provide prototype manufacturing for new products.


COMPETITION

Competition in the medical device industry in general is intense and expected to increase. To our knowledge, however, there are no commercially available products that would be directly competitive with the CapnoProbe. The CapnoProbe would indirectly compete with the Datex-Ohmeda (Instrumentariun Corporation) TONOCAP system. This product measures CO(2) in the tissue of the stomach wall as an indicator of shock and has only recently been introduced to critical care medicine. The TONOCAP system requires placement of a balloon catheter into the stomach and measures air or saline from the balloon at regular intervals. However, the administration of a histamine-2 receptor (e.g., Tagamet) and a stomach free of food are required for accurate measurements, making the TONOCAP a difficult product to use in emergency situations where it is most needed. Even with its limitations, there is a growing body of literature that reinforces the importance of measuring gastrointestinal CO(2) as a method of diagnosing shock since there is evidence that if elevated CO(2) cannot be reversed within six to 24 hours, aggressive treatment will not be effective.

We believe that the principal competitive factors for our CapnoProbe will be accuracy, rapid results, cost-effectiveness and price. Our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than we do. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for the CapnoProbe.

Vasamedics has four main competitors: Perimed AB, Moor Instruments Ltd., Transonic Systems Inc and Oxfor Optronix Ltd. Each company has different capabilities and approaches to the determination of local/regional tissue perfusion. Optical Sensors believes that the incorporation of its technology into the Vasamedics instrument will result in a differentiable and improved perfusion diagnostic system in comparison to Vasamedics competition. There can be no assurance that Vasamedics competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for the Vasamedics product.

PATENTS AND PROPRIETARY RIGHTS


We seek to protect technology, inventions and improvements that we consider important through the use of patents and trade secrets. We currently hold or have a license to practice 32 U.S. patents covering our technology, eight of which are specifically related to the CapnoProbe and four of which specifically cover Vasamedics products. One material patent will expire in 2013, and all of our other material patents expire in 2018 or later. We have filed a number of patent applications in the United States, Japan and key European countries. There can be no assurance, however, that our patents will provide competitive advantages for our products, or that such rights will not be challenged or circumvented by competitors. In addition, there can be no assurance that any patents covered under any pending patent applications will be issued. Claims made under patent applications may be denied or significantly narrowed and the issued patents, if any, may not provide significant commercial protection to us. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could result in adverse decisions as to the priority of our inventions.


In July 1998, we entered into a patent license agreement with Institute of Critical Care Medicine ("ICCM"), which provides us with the exclusive, worldwide right under ICCM's pending and issued patents to use our technology to assess tissue perfusion under the tongue (sublingually) and in the esophagus to aid in the diagnosis and monitoring of shock. The CapnoProbe product being developed by us is expected to be subject to royalties under the license agreement. We paid ICCM a minimum annual royalty of $400,000 in 2002 and are obligated to pay ICCM a minimum annual royalty of $400,000 from 2003 through 2005 in order to maintain exclusivity. We may elect, on one years' written notice, not to make the annual minimum royalty payment of $400,000, but ICCM would have the right to terminate the license agreement. We are obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe.


On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We granted Nellcor exclusive manufacturing and distribution rights to the CapnoProbe product for the "assessment of systemic hypoperfusion" or, in lay terms, shock. We excluded from the license we granted to Nellcor forward military applications of the CapnoProbe product. We expect our manufacturing revenues from CapnoProbe to end when we transfer disposable component manufacturing to a Nellcor manufacturing facility in the second half of 2003. Future CapnoProbe revenues will be from royalty payments from Nellcor to us, less a portion to be paid by Nellcor on our behalf to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor. The royalty rates are based upon a net gross margin calculation for the disposable components and an aggregate gross margin calculation for the instrument.


On October 1, 2002, we acquired from Vasamedics LLC certain assets related to medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. As part of that acquisition we acquired four patents related to skin perfusion pressure and laser Doppler flow monitoring.

While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that we do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect our business, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production.

Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

GOVERNMENT REGULATION

Our products, development activities and manufacturing processes are subject to regulation by numerous governmental authorities, principally the United States Food and Drug Administration and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto, including the Safe Medical Devices Act of 1990. We are subject to the standards and procedures respecting manufacture and marketing of medical devices contained in the Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder and are subject to inspection by the FDA for compliance with such standards and procedures. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

In the United States, medical devices are classified into one of three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to good manufacturing practices) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). In general, class III devices (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to a legally marketed device), in addition to being subject to general and special controls, must receive premarket approval ("PMA") by the FDA to ensure their safety and effectiveness.

Before a new or significantly modified device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval of a PMA application. A 510(k) clearance will be granted if the proposed device is "substantially equivalent" to a predicate device (i.e., a legally marketed class I or class II medical device, or a class III medical device for which the FDA has not called for the submission of a PMA application). Commercial distribution of a device for which a 510(k) notification is required can begin only after the FDA issues a written determination that the device is "substantially equivalent" to a predicate device. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a class III device for which the FDA has called for a PMA application. Certain class III devices that were on the market before May 28, 1976 ("preamendments class III devices"), and devices that are substantially equivalent to them, can be brought to market through the 510(k) process until the FDA calls for the submission of PMA applications for preamendments class III devices. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date the PMA is submitted to the FDA, if approval is obtained at all.

In December 2000, we received 510(k) clearance from the FDA to market the early version of the CapnoProbe Sensor System with a disposable sensor and a bench top instrument. In April 2001, we received 510(k) clearance from the FDA to market a hand-held, battery-operated version of the bench top instrument.

We also have 510(k) clearance to market for both the Vasamedics LASERDOPP PV2000 and BPM(2) products. Both systems consist of reusable components and bench top instruments.

We are also subject to regulation in each of the foreign countries in which we sell our products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our products in such countries are similar to those of the FDA. The national health or social security organizations of certain of such countries require our products to be qualified before they can be marketed in those countries. Delays in receipt of, or a failure to receive such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on our business. To date, we have not experienced significant difficulty in complying with these regulations. In February 1997, we received the European Medical Devices Directorate ("MDD") approval to place the "CE" mark on our products. The CE mark enables our products to be marketed, sold and used throughout the European Union, subject to limited "safeguard" powers of member states.

We are subject to periodic inspections by the FDA, which is charged with auditing our compliance with good manufacturing practices established by the FDA and other applicable government standards. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. Although our manufacturing facility is not currently ISO 9001 certified, we believe that it is ISO 9001 compliant. We also believe that our manufacturing and quality control procedures are in compliance with the requirements of the FDA and MDD regulations. Failure to maintain good manufacturing practices could have a material adverse effect on our business.

EMPLOYEES


As of June 1, 2003, we had 21 full-time employees and two part-time employees. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.


PROPERTIES

Our facilities are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota, and consist of approximately 18,300 square feet. We lease these facilities pursuant to a lease that expires on March 31, 2005. The lease provides for rent of approximately $18,600 per month, including base rent and a pro rata share of operating expenses and real estate taxes.

LEGAL PROCEEDINGS

There are no material pending or threatened legal, governmental, administrative or other proceedings to which we are a party or of which any of our property is subject.

                                   MANAGEMENT


Our executive officers and directors, their ages and the offices held, as of May 31, 2003, are as follows:


         NAME                       AGE                    TITLE
------------------------           -----     ----------------------------------
Paulita M. LaPlante                  45      President, Chief Executive Officer
                                             and Director

Wesley G. Peterson                   55      Chief Financial Officer, Vice
                                             President of Finance and
                                             Administration and Secretary

Victor Kimball                       39      Vice President, Strategic Planning
                                             and Product Development

Richard B. Egen (1)                  64      Director

Charles D. Snead, Jr. (1)            70      Director

----------
       (1)     Member of the Audit Committee

Paulita M. LaPlante has been the President and a Director of Optical Sensors since September 1998 and Chief Executive Officer of Optical Sensors since December 1998. From June 1994 to September 1998, Ms. LaPlante served as Optical Sensors' Vice President of Worldwide Sales, Marketing and Business Development and was Director of Marketing and Business Development from April 1992 to June 1994. She also served as Optical Sensors' interim Vice President of Research and Development from January 1994 to September 1994. Ms. LaPlante served on the board of VidaMed, Inc. from November 1999 to August 2002.

Wesley G. Peterson has been Optical Sensors' Chief Financial Officer since January 1992, Vice President of Finance and Administration since June 1994 and Secretary since July 1992. He was also Director of Finance and Administration from January 1992 to June 1994.

Victor Kimball has been Optical Sensors' Vice President, Strategic Planning and Product Development since December 1998. From June 1997 to October 1998, Mr. Kimball was Director of Engineering and Business Development and from January 1995 to June 1997, he was Director of Engineering. From June 1992 to January 1995 he was Engineering Manager.

Richard B. Egen has been a Director of Optical Sensors since June 1997. Mr. Egen currently serves as the Chairman of the Board of Directors of Aksys, Ltd. From January 1997 to July 2001, Mr. Egen served as President and Chief Executive Officer of NephRx Corporation, an early stage biotechnology company. From January 1996 to December 1996, he served as a consultant to Baxter International, Inc. ("Baxter") and Nestle, S.A. ("Nestle") for clinical nutrition and start up medical companies. From January 1989 to December 1995, he served as President and Chief Executive Officer of Clintec International, Inc., a joint venture between Baxter and Nestle that develops, manufactures, markets and distributes clinical nutrition solutions and formulations. Prior to joining Clintec International, Inc., Mr. Egen served in several positions at Baxter, including Senior Vice President and a member of Baxter's Senior Management Committee.

Charles D. Snead, Jr. has been a Director of Optical Sensors since June 2000. Mr. Snead is an attorney and has served in various legal, executive, and board of director positions in several New York and Nasdaq stock exchange listed companies over a period of 30 years. Mr. Snead has been self employed as a consultant and attorney during the previous five years and includes Circle F and Hayden R. Fleming and their affiliates and related companies as one of his clients. From June 28, 1996 to April 15, 1999, Mr. Snead served as President, Chief Executive Officer, Director, Treasurer and Chief Financial Officer of FBR Capital Corporation, during its transition from a fragrance manufacturer to a time and attendance systems company.


BOARD COMMITTEES

The Board has established an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of Optical Sensors, and reviews the annual financial statements of Optical Sensors, the selection and work of independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Optical Sensors' directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers Optical Sensors' stock option plans, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible key employees, officers, directors and consultants of Optical Sensors, and Optical Sensors' Employee Stock Purchase Plan, pursuant to which employees of Optical Sensors may purchase shares of Common Stock directly from Optical Sensors on favorable terms through payroll deductions.

DIRECTOR COMPENSATION

Our directors receive no cash compensation for their services as members of the Board of Directors, although their out-of-pocket expenses incurred on our behalf are reimbursed. We do, however, periodically compensate our directors through the granting of stock options.

On April 15, 1999, each director who was not an employee was granted an option to purchase 3,333 shares of common stock at an exercise price of $7.50 per share, the fair market value of our common stock on that date. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option on each of the first four anniversary dates of the grant, and expire on April 14, 2009.

On July 26, 2001, we granted Richard Egen and Charles Snead each an option to purchase 11,434 shares of common stock at an exercise price of $2.25 per share. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant, and expire July 25, 2011. Additionally, we made two separate milestone grants. Under the first milestone grant, we granted Richard Egen and Charles Snead each a non-statutory stock option under our option plan to purchase 8,357 shares of common stock at an exercise price of $2.25 per share. The vesting timeframe for these options was, in part, contingent upon our executing an agreement with a major medical company for the distribution of our CapnoProbe product. This milestone was satisfied on September 28, 2001 when we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. As a result, these options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by such option on each of the first four anniversary dates of the grant, and expire July 25, 2011. Under the second milestone grant, we granted Richard Egen and Charles Snead each a non-statutory stock option under the plan to purchase 8,357 shares of common stock at an exercise price of $2.25 per share. These options become exercisable, on a cumulative basis, with respect to (a) 25% of the shares covered by such option on July 26, 2002 or upon completion by Optical Sensors of an equity financing resulting in gross proceeds to Optical Sensors of at least $2 million, whichever is later; (b) 25% of the shares covered by such option on July 26, 2003 or upon completion by Optical Sensors of an equity financing resulting in gross proceeds to Optical Sensors of at least $2 million, whichever is later; (c) 25% of the shares covered by such option on July 26, 2004 or upon completion by Optical Sensors of an equity financing resulting in gross proceeds to Optical Sensors of at least $2 million, whichever is later; and (d) all remaining shares covered by such option, to the extent not previously vested, on July 26, 2005, whether or not Optical Sensors has completed an equity financing resulting in gross proceeds to Optical Sensors of at least $2 million, and expire July 25, 2011.

We did not make any option grants to non-employee directors during the fiscal year ended December 31, 2002.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our Chief Executive Officer and those executive officers who received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE


                                                                          ANNUAL                      LONG-TERM
                                                                       COMPENSATION                  COMPENSATION
                                                             ------------------------------        ----------------
                                                                                                     SECURITIES
                                                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR      SALARY($)          BONUS($)           OPTIONS(#)(1)
---------------------------                          ----    -----------        -----------        ----------------
Paulita M. LaPlante                                  2002    $   180,000        $         0                 0
President and                                        2001        180,000                  0           121,885
Chief Executive Officer                              2000        180,000                  0            63,665(2)(5)

Victor Kimball                                       2002    $   133,000        $         0                 0
Vice President, Strategic Planning and               2001        127,200                  0            48,754
Product Development                                  2000        123,599                  0            28,526(3)(5)

Wesley G. Peterson                                   2002    $   110,000        $         0                 0
Chief Financial Officer, Vice President of           2001        110,000                  0            48,754
Finance and Administration and Secretary             2000        110,000                  0            28,026(4)(5)


----------
(1) On April 16, 2002, our Board of Directors approved a one-for-six reverse split of our outstanding common stock. We submitted the reverse stock split to our shareholders for approval at a special meeting of shareholders on August 19, 2002. The reverse split became effective September 13, 2002. All per share numbers in the following table have been adjusted to reflect the reverse split.


(2) Of these options, an aggregate of 7,103 shares represented options originally granted at an exercise price of $3.00 on August 11, 2000 that were repriced on August 18, 2000 to an exercise price of $2.08. The remaining 62,962 shares represented options originally granted prior to 2000 that were also repriced on August 18, 2000 to an exercise price of $2.08, of which 14,814 shares were originally granted at an exercise price of $5.40 and 48,148 were originally granted at an exercise price of $10.13.

(3) Of these options, an aggregate of 16,489 shares represented options originally granted at an exercise price of $3.00 on August 11, 2000 were repriced on August 18, 2000 to an exercise price of $2.08. The remaining 12,037 shares represented options originally granted prior to 2000 that were also repriced on August 18, 2000 to an exercise price of $2.08, of which 722 shares were originally granted at an exercise price of $3.00, 814 shares were originally granted at an exercise price of $5.40 and the remaining shares were granted at an exercise price of $10.13.

(4) Of these options, an aggregate of 12,704 shares represented options originally granted at an exercise price of $3.00 on August 11, 2000 were repriced on August 18, 2000 to an exercise price of $2.08. The remaining 15,322 shares represented options originally granted prior to 2000 that were also repriced on August 18, 2000 to an exercise price of $2.08, of which 6,481 shares were originally granted at an exercise price of $5.40 and 8,841 were originally granted at an exercise price of $10.13.

(5) On August 18, 2000, our Board of Directors approved an amendment to the exercise price of all stock options held by all current employees, including executive officers, and directors. The exercise price of all amended stock options was reduced to the weighted average per share price paid by Circle F for Series A Preferred Stock pursuant to the Securities Purchase Agreement, dated August 11, 2000, between us and Circle F, which was $2.08. Our Board of Directors believed that repricing options was critical to retaining our employees and directors, particularly in light of the fact that the we were required to sell Series A Preferred Stock at prices ranging from $.25 per share to $.50 per share under the Securities Purchase Agreement in order to continue operations, which is equivalent to $1.50 to $3.00 per share of common stock post reverse stock split.


OPTION GRANTS AND EXERCISES

Our executive officers named above did not receive or exercise any option grants during the year ended December 31, 2002.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes the potential realizable value of the options held by our executive officers named above at December 31, 2002. Our executive officers did not exercise any options during the year ended December 31, 2002.


                                NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED                    IN-THE-MONEY OPTIONS
                              OPTIONS AT DECEMBER 31, 2002              AT DECEMBER 31, 2002(1)
                           --------------------------------        ---------------------------------
  NAME                     EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
--------------------       -----------        -------------        ------------       --------------
Paulita M. LaPlante             87,901              104,051         $   165,340        $     182,704
Victor Kimball                  28,335               48,445              53,010               86,206
Wesley G. Peterson              30,229               46,552              56,653               82,556

----------
(1) Value based on the difference between the fair market value of the common stock on December 30, 2002 of $4.00 and the exercise price of the options. Options are in-the-money if the market price of the shares exceeds the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

In August 1999, our Board of Directors approved three new severance pay plans for our employees, including a severance pay plan for our executive officers. All of our executive officers are covered by the severance pay plan. The severance pay plan, as amended, provides for the payment of certain benefits to our executives who experience a "Qualifying Termination of Employment."

A "Qualifying Termination of Employment" occurs if and only if:

     . We terminate the executive's employment, before or after a change in control, for any reason except "cause," death or disability, or

     . The executive terminates his or her employment either (1) prior to a change in control if his or her termination was a condition of the change in control or was requested or insisted upon by an unrelated person involved with the change in control or (2) during the 12 months after the change in control due to any of the following reasons:

          . A change in the executive's title, status, position, duties, authority or responsibilities as an employee in effect immediately prior to the change in control which in the executive's reasonable judgment is material and adverse, other than a change caused by an insubstantial or inadvertent action that Optical Sensors promptly remedies after becoming aware of the change;

          . A reduction in the executive's base pay or an adverse change in the form or timing of the payment of the base pay, as in effect immediately prior to the change in control or as thereafter increased;

          .    Certain adverse changes to specified employee benefit plans;

          . Relocation of the executive's place of work more than 30 miles from his or her work location immediately prior to the change in control;

          . The failure of the Optical Sensors to obtain the assent of the severance pay plan by an acquiror at least three days before a change in control occurs; or

          . Termination of employment for any reason other than death during the twelfth month following the month during which the change in control occurs.

If an executive has a "Qualifying Termination of Employment," he or she will continue to receive his or her regular pay and continue to participate in all employee benefit plans until the date of termination specified in the notice of termination. In addition, the executive will receive the following:

     . A lump sum cash payment equal to 12 times the executive's monthly base pay payable within 10 days after the date of termination;

     .    A "gross up" payment for any excise tax liability; and

     . Indemnification and expense advances for damages, costs and expenses incurred in connection with all matters relating to the executive's service with or for Optical Sensors.

The executive has no duty or obligation to seek or accept other employment in order to become or continue to be eligible for benefits under the severance pay plan.

Before a change in control, our Board of Directors may amend the severance pay plan at any time and in any manner but the effective date of any amendment that adversely affects a participant must be at least one year after the amendment is approved by our Board of Directors. If a change in control occurs before an amendment becomes effective, the amendment automatically becomes null and void. On and after a change in control, the severance pay plan may be amended only if the participant affected by the amendment consents to the amendment in writing.

Our Board of Directors may terminate the severance pay plan at any time subject to the following limitations:

     . Before a change in control, the effective date of the termination must be at least one year after the date on which the termination is approved by the board of directors; and

     . The severance pay plan cannot be terminated, and no termination will become effective, during the 12 month period after a change in control.

Under our 1993 amended and restated stock option plan, upon the occurrence of a "change in control," all outstanding options granted under the plan will become and remain exercisable in full during their remaining terms regardless of whether the plan participants remain our employees. The acceleration of the exercisability of options under the plan may be limited, however, if the acceleration would be subject to an excise tax imposed upon "excess parachute payments." In addition, the compensation committee of our Board of Directors, with the consent of any affected participant, may determine that some or all of the participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately before the effective date of the change in control over the exercise price per share of the options.


Under the August 10, 2001 Investment Agreement between Optical Sensors and Circle F, our Board of Directors approved and Circle F agreed that upon a change in control, our employees, in the aggregate, will be paid a bonus equal to (A) One Hundred Percent (100%) of the proceeds to Optical Sensors or its shareholders from the change in control transaction between Fifteen Million Dollars ($15,000,000) and Sixteen Million Dollars ($16,000,000) plus (B) Ten Percent (10%) of the proceeds to Optical Sensors or its shareholders from the change in control transaction between Sixteen Million Dollars ($16,000,000) and Twenty Million Dollars ($20,000,000).


STOCK OPTION PLAN

From time to time we grant options under our 1993 Stock Option Plan as amended. The option plan has been amended several times to increase the number of shares reserved for issuance. The option plan provides for the grant to employees, officers, directors, consultants and independent contractors of our company and our subsidiaries of options to purchase shares of common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options. This plan is administered by the Compensation Committee of our Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

We have reserved an aggregate of 920,000 shares of common stock for awards under the option plan. As of December 31, 2002, options to purchase an aggregate of 810,657 shares of common stock were outstanding under the option plan, of which 257,776 were fully vested, and a total of 57,852 shares of common stock remained available for grant. As of December 31, 2002, the outstanding options under the plan were exercisable at prices ranging from $2.08 to $54.00 per share of common stock.

Incentive stock options granted under the plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or, if granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value). Non-statutory stock options granted under the plans may not have an exercise price less than 85% of fair market value on the date of grant. Aside from the maximum number of shares of common stock reserved under the plans, there is no minimum or maximum number of shares that may be subject to options under the plans. However, the aggregate fair market value of the stock subject to incentive stock options granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Options generally expire when the optionee's employment or other service is terminated with us. Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee. The term of each non-statutory option is fixed by our Compensation Committee at the time of grant. The term for each incentive stock option, which is fixed by our Compensation Committee at the time of grant, may not exceed ten years from the date the option is granted, except that an incentive option granted to a person holding more than 10% of our voting stock may be exercisable only for five years.

The option plan contains provisions under which options would become fully exercisable following certain changes in control of our company, such as (1) the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us, (2) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company, (3) certain merger or business combination transactions, or (4) certain changes in the composition of our Board of Directors.

Payment of an option exercise price may be made in cash, or at the Compensation Committee's discretion, in whole or in part by tender of a broker exercise notice, a promissory note or previously acquired shares of our common stock having an aggregate fair market value on the date of exercise equal to the payment required.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On March 10, 2000, we issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F and Special Situations Fund III, L.P. On December 21, 2001, the $700,000 note held by Special Situations Fund III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share, for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. On December 21, 2001, the $700,000 principal amount of notes held by Circle F and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 466,666 shares of common stock and warrants to purchase 116,666 shares of common stock.

On August 11, 2000, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue, and Circle F agreed to purchase upon our request, up to 4,333,334 shares of our Series A preferred stock for an aggregate purchase price of $1,500,000. At that time we agreed to sell, and Circle F agreed to purchase, 1,000,000, 1,333,334 and 2,000,000 shares of our Series A preferred stock at $0.50, $0.375 and $0.25, respectively. We sold 1,000,000 shares of the Series A preferred stock to Circle F at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A preferred stock to Circle F at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A preferred stock to Circle F at $.25 per share for a total of $500,000 on December 28, 2000. As a result of the one-for-six reverse split of our common stock on September 13, 2002, each share of Series A preferred stock is now convertible into one-sixth of a share of our common stock, or a total of 722,222 shares of common stock. The adjusted closing price of our common stock on August 11, 2000, October 3, 2000 and December 28, 2000 was $3.56, $3.75 and $1.59, respectively, or $0.59, $0.63 and $0.27, prior to giving effect for the reverse stock split. The terms of the Securities Purchase Agreement provide for all options held by our current employees and directors to be reduced to the weighted average, common stock equivalent price of at which Circle F purchased Series A convertible preferred stock equaling $2.08, as adjusted for the reverse stock split. Prior to the amendment, these options had exercise prices ranging from $54.00 to $5.40 Such reduction resulted in the option plan being subject to variable accounting rules.

Between March 8, 2001 and October 4, 2001, we entered into a series of Bridge Loan Agreements with Circle F under which Circle F advanced us $1,489,000 to fund our operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share.

From March 6, 2002 through June 19, 2003, Circle F advanced $2,689,000 to us, $2,224,000 of which was advanced in 2002 and $465,000 of which was advanced subsequent to the first quarter of 2003. On June 23, 2003, Circle F converted all of its outstanding cash advances in the amount of $2,689,000 into shares of our Series B preferred stock at a price of $15.00 per share and purchased an additional 57,667 shares of Series B preferred stock at a price of $15.00 per share, or a total of $865,005. Each share of Series B preferred stock is convertible into five shares of our common stock.

Charles D. Snead, Jr., one of our directors, is a consultant and attorney for Circle F and Hayden R. Fleming and their affiliates and related companies.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From February 14, 1996, the date of our initial public offering, through May 11, 2000, our common stock was traded on The Nasdaq National Market. Since May 12, 2000, our common stock has traded in the over-the-counter market on the OTC Bulletin Board currently under the symbol OPTL.OB. The following table sets forth the quarterly high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board. On April 16, 2002, our Board of Directors approved a one-for-six reverse split of our outstanding common stock. We submitted the reverse stock split to our shareholders for approval at a special meeting of shareholders on August 19, 2002. The reverse split became effective September 13, 2002. All per share numbers in the following table have been adjusted to reflect the reverse split.


            QUARTER ENDED                  HIGH                LOW
          ------------------             --------            -------
          March 31, 2003                 $  4.25             $  3.00

          December 31, 2002              $  6.00             $  3.32
          September 30, 2002                3.96                3.12
          June 30, 2002                     4.50                2.70
          March 31, 2002                    4.32                2.22

          December 31, 2001              $  4.38             $  2.40
          September 30, 2001                5.40                1.50
          June 30, 2001                     4.02                1.74
          March 31, 2001                    6.00                1.50


The foregoing prices reflect inter-dealer prices, without dealer markup, markdown or commissions, and may not represent actual transactions.


As of May 15, 2003, we had approximately 2,200 stockholders of record of our common stock.


We have never paid any cash dividends on our common stock, and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

See Item 12 "Certain Relationships and Related Transactions" for a description of all sales of unregistered securities by Optical Sensors since January 1, 2002. All such sales were made in reliance on an exemption from registration under Section 4(2) of the Securities Act, based on investment representations given by the purchasers of such securities. Optical Sensors did not pay any commissions with respect to the sale of such securities.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT


The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of June 23, 2003 for
(1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading "Executive Compensation," (3) each of our directors and (4) all of our executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.



                                          SHARES OF SERIES A          SHARES OF SERIES B                 SHARES
                                        CONVERTIBLE PREFERRED        CONVERTIBLE PREFERRED                 OF
                                               STOCK(1)                    STOCK(1)                 COMMON STOCK(1)
                                                    PERCENT OF                    PERCENT                        PERCENT OF
NAME                                      AMOUT        CLASS          AMOUNT     OF CLASS         AMOUNT         CLASS (2)
-----------------------------           ---------   ----------       -------     ---------       --------       -----------
Circle F Ventures, LLC, Circle
F Ventures II, LLC and Hayden
R.Fleming (3).........................  4,333,334        100.0%      236,934         100.0%       3,521,445           67.54%

Richard B. Egen (4)...................          0          0.0%            0           0.0%         23,395                 *

Paulita M. LaPlante (5)...............          0          0.0%            0           0.0%        111,412             3.37%

Victor Kimball (6)....................          0          0.0%            0           0.0%         42,139             1.30%

Wesley G. Peterson (7)................          0          0.0%            0           0.0%         45,254             1.40%

Charles D. Snead, Jr. (8).............          0          0.0%            0           0.0%         22,128                 *

All directors and executive officers
as a group (five persons)(9)..........          0          0.0%            0           0.0%        244,328             7.12%


----------
*         Less than 1% of the outstanding shares.


(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options but are not deemed outstanding for computing the percentage of any other person or group. The Series A convertible preferred is convertible into one-sixth share of common stock for each share of Series A convertible preferred within 60 days and is therefore counted in the shares of common stock beneficially owned as well as in its own column. The Series B convertible preferred is convertible into five share of common stock for each share of Series B convertible preferred within 60 days and is therefore counted in the shares of common stock beneficially owned as well as in its own column.

(2) Based on 3,190,047 shares of common stock outstanding as of June 23, 2003.

(3) Based on Schedule 13D/A filed by Circle F June 26, 2003. Includes 23,412 shares held by an individual retirement account for the benefit of Mr. Fleming's spouse, 3,333 shares held by an individual retirement account for the benefit of Mr. Fleming and 245,147 shares are owned by a trust for the benefit of Mr. Fleming and his wife. Of the shares owned by the trust, 33,333 shares are issuable upon the exercise of a warrant. Also includes 1,259,328 shares of common stock, 83,333 shares are issuable upon the exercise of a warrant, 722,222 shares issuable upon the conversion of 4,333,334 shares of Series A convertible preferred stock and 281,665 shares issuable upon the conversion of 56,333 shares of Series B convertible preferred stock held by Circle F Ventures, LLC as well as 903,005 shares issuable upon the conversion of 180,601 shares of Series B convertible preferred stock held by Circle F Ventures II, LLC. Mr. Fleming is the managing member of Circle F Ventures, LLC and Circle F Ventures II, LLC. The address of Circle F and Mr. Fleming is 17797 North Perimeter Drive, Scottsdale, Arizona 85255. See "Certain Relationships and Related Transactions."

(4) Includes 23,395 shares issuable upon exercise of outstanding stock options held by Mr. Egen.

(5) Includes 111,065 shares issuable upon exercise of outstanding stock options held by Ms. LaPlante.

(6) Includes 41,013 shares issuable upon exercise of outstanding stock options held by Mr. Kimball.

(7) Includes 41,959 shares issuable upon exercise of outstanding stock options held by Mr. Peterson, 15,113 shares of which are subject to a marital lien.

(8) Includes 21,895 shares issuable upon exercise of outstanding stock options held by Mr. Snead.

(9) Includes shares beneficially owned by affiliates of our officers and directors, but does not include any shares beneficially owned by Circle F or Hayden R. Fleming. Also includes 239,327 shares issuable upon exercise of outstanding stock options held by officers and directors.

                            DESCRIPTION OF SECURITIES

AUTHORIZED SHARES


We are authorized to issue 30,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 4,500,000 shares have been designated as Series A convertible preferred stock, 250,000 shares have been designated as Series B convertible preferred stock and 250,000 have been designated as Series A junior preferred stock. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our certificate of incorporation. The text of our certificate of incorporation, which is attached as an exhibit to this registration statement, is incorporated into this section by reference.


COMMON STOCK


We are authorized to issue 30,000,000 shares of common stock, of which 3,190,047 shares were issued and outstanding as of June 23, 2003. Each share of our common stock entitles its holder to one vote per share. Holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly applicable to the payment of dividends. Subject to the liquidation rights of any outstanding preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding up of our company. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.


SERIES A CONVERTIBLE PREFERRED STOCK


We are authorized to issue up to 4,500,000 shares of Series A convertible preferred stock, 4,333,334 of which are issued and outstanding and held by Circle F. Each share of Series A convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each share of Series A preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. As a result of the one-for-six reverse split of common stock on September 13, 2002, each share of Series A convertible preferred stock is currently convertible into one-sixth share of common stock. Upon a liquidation, dissolution or winding of our company, each holder of Series A preferred stock is entitled to be paid, prior to any distribution or payment to holders of Series B preferred stock or common stock, an amount equal to the weighted-average per share price at which we issued shares of Series A preferred stock, or $0.346 per share. A sale of our company will be deemed to be a liquidation, dissolution or winding up for this purpose.


SERIES B CONVERTIBLE PREFERRED STOCK


We are authorized to issue up to 250,000 shares of Series B convertible preferred stock, 236,934 of which are issued and outstanding and held by Circle
F. Each share of Series B convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each shares of preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. Each share of Series B convertible preferred stock is currently convertible into five shares of common stock. Upon a liquidation, dissolution or winding of our company, each holder of Series B preferred stock is entitled to be paid, prior to any distribution or payment to holders of common stock, an amount equal to the per share price at which we issued shares of Series B preferred stock, or $15.00 per share. A sale of our company will be deemed to be a liquidation, dissolution or winding up for this purpose.

SERIES A JUNIOR PREFERRED STOCK

Our Board of Directors created a series of 250,000 shares of preferred stock designated as Series A junior preferred stock as part of our stockholders rights agreement under which we distributed to our stockholders preferred stock purchase rights, at a rate of six purchase rights for each share of common stock. When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

OPTIONS AND WARRANTS


As of December 31, 2002, we had outstanding options to purchase an aggregate of 810,657 shares of common stock at a weighted average exercise price of $3.07 per share. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. We have outstanding warrants to purchase an aggregate of 176,983 shares of common stock at a weighted average exercise price of $2.19. The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company and, subject to certain exceptions, the issuance by our company of any securities for a purchase price of less than $3.00 and $1.50 per share.


RIGHTS AGREEMENT


In December 1996, our Board of Directors adopted a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights. Each share of common stock has attached to it six stock purchase rights. Purchase rights have also attached to all shares of our common stock that we have issued thereafter and will attach to all shares that will issue in the future.


The purchase rights have anti-takeover effects. The purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our Board of Directors. The purchase rights, however, should not deter any prospective offeror willing to negotiate in good faith with our Board of Directors, nor should the purchase rights interfere with any merger or other business combination approved by our Board of Directors.

The purchase rights will become exercisable 10 business days after:

..    a person or group announces an offer not approved by the board which would, if consummated, result in the person or group owning 15% or more of our common stock;

..    the first date of a public announcement that a person or group has acquired
     15% or more of our common stock, not approved in advance by the board; or

..    the board determines that a person holding 12% or more of the common stock is an "adverse person"--in the board's judgment the person acquired the shares intending for us to repurchase them or the person's share ownership is likely to cause a material adverse impact on us.

When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

If any person becomes an owner of 15% or more of our common stock without prior board approval, or our board determines a person to be an adverse person, each holder of a purchase right, other than the acquiring person or adverse person (and certain related persons and transferees) will have the right to purchase, upon exercise of a right, a number of shares of preferred stock with a market value of twice the exercise price.

If at any time a person becomes a 15% stockholder, we enter into a merger or other business combination in which we are not the surviving entity or we sell one-half or more of our assets or earning power, in either case without prior board approval, each holder of a purchase right will have the right to purchase, upon exercise of a right, a number of shares of common stock of the acquiring company with a market value of twice the exercise price.

At any time after any person crosses the 15% threshold or is determined to be an adverse person, but before the acquisition by such person of 50% or more of the outstanding shares of common stock, our board of directors may exchange the purchase rights, other than purchase rights owned by the acquiring person, in whole or in part, at an exchange ratio of one preferred share fraction per purchase right. The board may also redeem the rights for a nominal price under certain circumstances.


Under amendments to the agreement, none of the foregoing rights will be triggered by any acquisition of common stock by Hayden R. Fleming, Circle F or any of their affiliates or by any acquisition by Special Situations Funds of less than 24% of our common stock. Furthermore, the board cannot declare Hayden
R. Fleming, Circle F or any of their affiliates to be adverse persons under the agreement and cannot declare any of the Special Situations Funds to be adverse persons under the agreement until such funds own 24% or more of our common stock.


REGISTRATION RIGHTS


The holders of the Series A convertible preferred stock, Series B convertible preferred stock and common stock issued upon conversion of convertible notes purchased in our private placements are entitled to certain registration rights for the underlying securities under the Securities Act. We are required to file a registration statement to register under the Securities Act the resale of the shares of Optical Sensors common stock underlying the shares of Series A convertible preferred stock and convertible notes purchased in our private placements. The registration statement, of which this prospectus is a part, satisfies this requirement. We are required to use our reasonable best efforts to cause this registration statement to become effective under the Securities Act as promptly as practicable and to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of Optical Sensors common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of Optical Sensors common stock and the shares of Optical Sensors common stock issuable upon the conversion of the notes or Series A convertible preferred stock or the exercise of the warrants pursuant to Rule 144(k) under the Securities Act.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

There are several provisions of our certificate of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. Stockholders are not entitled to cumulative voting in the election of directors. Our certificate of incorporation has authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.

LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION

Our certificate of incorporation limits our directors' liability to the fullest extent permitted under Delaware's corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability for:

     . any breach of the director's duty of loyalty to us or our stockholders;

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, our amended and restated certificate of incorporation, bylaws or any agreement to which we are a party; and

     . any transaction from which a director derives an improper personal benefit.

This provision generally does not limit liability under federal or state securities laws.

Delaware law, and our certificate of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

TRANSFER AGENTS AND REGISTRARS

The transfer agent for our common stock is Wells Fargo Bank, N.A..

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Optical Sensors by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 15 to the financial statements). We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file periodic reports and other information with the SEC, such as annual, quarterly, and current reports, and proxy and information statements. You are advised to read this Form SB-2 in conjunction with the other reports, proxy statements, and other documents we file from time to time with the SEC. If you would like more information regarding Optical Sensors, you may read and copy the reports, proxy and information statements and other documents we file with the SEC, at prescribed rates, at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public free of charge at the SEC's website. The address of this website is http://www.sec.gov. We also maintain a link on our website at www.opsi.com to the location on SEC's website containing the reports, proxy and information statements and other documents we file with the SEC.

We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                          INDEX TO FINANCIAL STATEMENTS

         The following Financial Statements and Independent Auditors' Report thereon are included herein on the pages indicated:


Description                                                                                                    Page
-----------                                                                                                    ----
Independent Auditors' Report..................................................................................F - 2

Balance Sheet as of December 31, 2002.........................................................................F - 3

Statements of Operations for the years ended December 31, 2002 and 2001.......................................F - 4

Statements of Shareholders' Equity (Deficit) for the years ended December 31, 2002 and 2001...................F - 5

Statements of Cash Flows for the years ended December 31, 2002 and 2001.......................................F - 6

Notes to the Financial Statements for the years ended December 31, 2002 and 2001..............................F - 7

Balance Sheets - March 31, 2003 and December 31, 2002 (unaudited)............................................F - 21

Statements of Operations - Quarters ended March 31, 2003 and March 31, 2002 (unaudited)......................F - 22

Statements of Cash Flows - Quarters ended March 31, 2003 and March 31, 2002 (unaudited)......................F - 23

Notes to the Financial Statements  - Quarter ended March 31, 2003 (unaudited)................................F - 24

                         Report of Independent Auditors

The Board of Directors
Optical Sensors Incorporated

We have audited the accompanying balance sheet of Optical Sensors Incorporated as of December 31, 2002, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optical Sensors Incorporated at December 31, 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 15 to the financial statements, the Company's recurring net losses from operations and its accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 28, 2003

                          Optical Sensors Incorporated

                                  Balance Sheet

                                December 31, 2002

ASSETS
Current assets:
   Cash and cash equivalents                                                    $    243,752
   Accounts receivable                                                               415,753
   Inventories                                                                       259,706
   Prepaid expenses and other current assets                                         122,373
                                                                                ------------
Total current assets                                                               1,041,584

Property and equipment:
   Leased equipment                                                                1,157,989
   Research and development equipment                                                916,053
   Leasehold improvements                                                            340,802
   Furniture and equipment                                                           206,425
   Production equipment                                                              509,576
                                                                                ------------
                                                                                   3,130,845
   Less accumulated depreciation                                                  (2,842,964)
                                                                                ------------
                                                                                     287,881
Other assets:
   Research and development supplies                                                 610,650
   Patents, net of accumulated amortization of $314,745                              665,206
   Other assets                                                                        9,723
                                                                                ------------
                                                                                   1,285,579
                                                                                ------------
Total assets                                                                    $  2,615,044
                                                                                ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Advances from shareholders                                                   $  2,224,000
   Customer deposits                                                                 220,310
   Accounts payable                                                                  212,942
   Employee compensation                                                              98,140
   Other liabilities and accrued expenses                                            104,299
   Accrued interest payable                                                           54,849
                                                                                ------------
Total current liabilities                                                          2,914,540

Shareholders' equity (deficit):
   Preferred stock, par value $0.01 per share
    Authorized shares - 5,000,000
    Issued and outstanding shares - 4,333,334                                         43,333
   Common stock, par value $0.01 per share:
    Authorized shares - 30,000,000
    Issued and outstanding shares - 3,190,047                                         31,901
   Additional paid-in capital                                                     76,367,608
   Accumulated deficit                                                           (76,706,032)
   Unearned compensation                                                             (36,306)
                                                                                ------------
Total shareholders' equity (deficit)                                                (299,496)
                                                                                ------------
Total liabilities and shareholders' equity (deficit)                            $  2,615,044
                                                                                ============

See accompanying notes.

                          Optical Sensors Incorporated

                            Statements of Operations

                                                       YEAR ENDED DECEMBER 31
                                                        2002           2001
                                                    ---------------------------
Revenues
   Product development fees                         $  1,055,914   $    687,500
   Sales                                                 518,882              -
                                                    ---------------------------
                                                       1,574,796        687,500

Costs and expenses:
   Cost of goods sold                                    422,034              -
   Research and development                            1,883,366      2,531,740
   Selling, general, and administrative                1,151,715        884,452
                                                    ---------------------------
Total operating expenses                               3,457,115      3,416,192
                                                    ---------------------------

Operating loss                                        (1,882,319)    (2,728,692)

Interest expense                                            (428)      (785,627)
Interest income                                              960          1,016
Other income                                              29,281        113,281
                                                    ---------------------------
                                                          29,813       (671,330)
                                                    ---------------------------
Net loss                                            $ (1,852,506)  $ (3,400,022)
                                                    ===========================

Net loss per common share:
   Basic and diluted                                $      (0.67)  $      (2.24)

Shares used in calculation of net loss per share:
   Basic and diluted                                   2,746,746      1,516,854

See accompanying notes.

                          Optical Sensors Incorporated

                   Statement of Shareholders' Equity (Deficit)

                          Year Ended December 31, 2002

                                                          PREFERRED STOCK                 COMMON STOCK           ADDITIONAL
                                                     ------------------------------------------------------       PAID-IN
                                                        SHARES         AMOUNT          SHARES       AMOUNT        CAPITAL
                                                     -----------------------------------------------------------------------
Balance at December 31, 2000                            4,333,334    $  43,333       1,496,973    $  14,970     $ 72,387,497
Issuance of common stock upon exercise of options               -            -             407            4            1,043
Beneficial conversion on convertible notes payable              -            -               -            -          709,080
Variable compensation on stock options                          -            -               -            -          104,207
Conversion of notes payable                                     -            -         700,000        7,000        1,393,000
Net loss                                                        -            -               -            -                -
                                                     -----------------------------------------------------------------------
Balance at December 31, 2001                            4,333,334       43,333       2,197,380       21,974       74,594,827
Conversion of notes payable                                     -            -         992,667        9,927        1,479,073
Variable compensation on stock options                          -            -               -            -          254,981
Fair value of options granted to consultant                     -            -               -            -           38,727
Amortization of unearned compensation                           -            -               -            -                -
Net loss                                                        -            -               -            -                -
                                                     -----------------------------------------------------------------------
Balance at December 31, 2002                            4,333,334    $  43,333       3,190,047    $  31,901     $ 76,367,608
                                                     =======================================================================

                                                      ACCUMULATED       UNEARNED
                                                        DEFICIT       COMPENSATION        TOTAL
                                                     ----------------------------------------------
Balance at December 31, 2000                         $ (71,453,504)   $          -     $    992,296
Issuance of common stock upon exercise of options                -               -            1,047
Beneficial conversion on convertible notes payable               -               -          709,080
Variable compensation on stock options                           -               -          104,207
Conversion of notes payable                                      -               -        1,400,000
Net loss                                                (3,400,022)              -       (3,400,022)
                                                     ----------------------------------------------
Balance at December 31, 2001                           (74,853,526)              -         (193,392)
Conversion of notes payable                                      -               -        1,489,000
Variable compensation on stock options                           -               -          254,981
Fair value of options granted to consultant                      -         (38,727)               -
Amortization of unearned compensation                            -           2,421            2,421
Net loss                                                (1,852,506)              -       (1,852,506)
                                                     ----------------------------------------------
Balance at December 31, 2002                         $ (76,706,032)   $    (36,306)    $   (299,496)
                                                     ==============================================

See accompanying notes.

                          Optical Sensors Incorporated

                            Statements of Cash Flows


                                                                           YEAR ENDED DECEMBER 31
                                                                            2002           2001
                                                                        ----------------------------
OPERATING ACTIVITIES
Net loss                                                                $ (1,852,506)   $ (3,400,022)
Adjustments to reconcile net loss to net cash used in operating activities:
     Noncash interest expense                                                      -         709,080
     Noncash compensation on stock options                                   254,981         104,207
     Depreciation and amortization                                           144,702         324,677
     Write-off of inventories                                                      -         554,549
     Changes in operating assets and liabilities net of acquisitions:
         Receivables                                                        (342,972)        (32,390)
         Inventories                                                        (122,853)         15,906
         Prepaid expenses and other assets                                  (145,965)       (123,187)
         Accounts payable and accrued expenses                               323,460          80,156
         Deferred income                                                    (562,500)        562,500
                                                                        ----------------------------
Net cash used in operating activities                                     (2,303,653)     (1,204,524)

INVESTING ACTIVITIES
Purchases of property and equipment                                         (182,895)         (9,827)
Acquisition of business                                                     (158,269)              -
                                                                        ----------------------------
Net cash used in investing activities                                       (341,460)         (9,827)

FINANCING ACTIVITIES
Advances from shareholder                                                  2,224,000               -
Proceeds from convertible notes payable                                            -       1,489,000
Net proceeds from issuance of common stock                                         -           1,047
Payments on obligations under capital leases                                       -        (104,109)
                                                                        ----------------------------
Net cash provided by financing activities                                  2,224,000       1,385,938
                                                                        ----------------------------

(Decrease) increase in cash and cash equivalents                            (420,817)        171,587
Cash and cash equivalents at beginning of year                               664,569         492,982
                                                                        ----------------------------
Cash and cash equivalents at end of year                                $    243,751    $    664,569
                                                                        ============================


Supplemental disclosure of non-cash transactions: In 2002, the Company had $1,489,000 of notes payable converted into common stock. In 2001, the Company had $1,400,000 of notes payable converted into common stock. The Company also reclassified $688,835 from inventories to research and development supplies in 2001.

The Company paid $16,154 and $5,972 in interest in 2002 and 2001, respectively.

See accompanying notes.

                          Optical Sensors Incorporated

                          Notes to Financial Statements

                                December 31, 2002

1. BUSINESS ACTIVITY


Optical Sensors Incorporated (the Company) is a technology development and manufacturing company specializing in low-cost, minimally-to-non invasive tissue diagnostic systems. The Company's mission is to leverage its proprietary sensor technologies into innovative and low cost applications. The Company's core technology of optochemically based sensors and its optical platform and software systems can be incorporated into a variety of low-cost fluid, blood, and tissue contacting measurement systems. The Company's distribution partner for CapnoProbe, Nellcor Puritan Bennett, has recently introduced the CapnoProbe, a non-invasive sublingual tissue CO2 system for the early detection of shock. The Company recently acquired Vasamedics LLC, a laser Doppler flow technology company dedicated to the diagnosis of Peripheral Arterial Disease.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments classified as cash equivalents consist primarily of commercial paper and municipal bonds. The market value of investments is based on quoted market prices and approximates cost.

INVENTORIES

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventories at December 31, 2002 included $36,255 of finished goods, $11,122 of work in process, and $212,329 of raw materials.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated life of the asset. Equipment under capital leases is depreciated over the lease term.

                          Optical Sensors Incorporated

RESEARCH AND DEVELOPMENT SUPPLIES

In the fourth quarter of 2001, the Company wrote-off certain inventories of $554,549, net of reserves that was deemed to have no future use. The remaining inventory at that time was reclassified as research and development supplies since it has use in future research and development projects.

PATENTS


Patents are stated at cost and are amortized upon issuance of a patent on a straight-line basis over 60 months. Capitalized patent costs consist primarily of patent legal and filing fees. In 2002, the Company capitalized $142,640 of such patent costs. Unamortized patent costs of $665,206 at December 31, 2002 included $580,429 in costs of patents that had not yet issued. The unamortized costs of patents that have issued will be amortized through years 2003 through 2007 in the following annual amounts; $27,947, $27,283, $21,572, $6,948 and
$1027 for a total of $87,777. Accumulated amortization was $314,745 at December 31, 2002.


IMPAIRMENT OF LONG-LIVED ASSETS

Management reviews the Company's long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the asset's value will be adjusted appropriately.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

The Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                          Optical Sensors Incorporated

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to its stock-based employee compensation.

                                                                       2002            2001
                                                                  ------------------------------
   Net loss as reported                                           $  (1,852,506)   $  (3,400,022)
   Add: stock-based compensation cost included in the
    determination of net loss as reported                               254,981          104,207
   Less: stock-based compensation that would have been included in the determination of net loss if the fair value method
    had been applied                                                   (202,692)        (212,877)
                                                                  ------------------------------
   Pro forma net loss                                             $  (1,800,217)   $  (3,508,692)
                                                                  ==============================

   Net basic and diluted loss per share:
     As reported                                                  $       (0.67)   $       (2.24)
     Pro forma                                                    $       (0.66)   $       (2.31)

The weighted average fair value of options granted and the assumptions used in the Black-Scholes option-pricing model are as follows:

                                                 2002         2001
                                              ----------------------

   Fair value of options granted              $    2.62    $    1.20

   Assumptions used:
     Expected life (years)                          6.0          6.0
     Risk-free rate of return                       3.3%         4.5%
     Volatility                                      98%          70%
     Dividend yield                                   0%           0%

                          Optical Sensors Incorporated

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has implemented the annual reporting requirements for SFAS No. 148 at December 31, 2002 (see above) and will implement disclosure requirements for condensed financial statements for interim periods after January 1, 2003. The Company has determined at this time to continue to account for all stock-based employee compensation plans under APB Opinion No. 25.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

REVENUE RECOGNITION

Development fee revenues are recognized in accordance with the guidance provided in Staff Accounting Bulletin No. 101. The initial milestone payment of $750,000 received from Nellcor in September 2001 (see Note 4) was recognized over the developmental period and other payments are being recognized as the applicable milestone is achieved. The Company did receive additional milestone payments of $400,000 in November 2002 and $500,000 in December 2001 that were recognized as revenue upon receipt since the milestones had been achieved.

Revenue from sales is recorded upon delivery to the customer. Product shipments are supported by purchase orders received from customers. The sales prices are fixed and final and collectibility from the customer is reasonably assured.

                          Optical Sensors Incorporated

NET LOSS PER SHARE

The net loss per share has been computed in accordance with the provisions of the Financial Accounting Standards Board's Statement No. 128, Earnings Per Share. All potential common shares from stock options and convertible promissory notes have been excluded from the computation of diluted net loss per share for the applicable periods presented because the effect would have been anti-dilutive.

REVERSE STOCK SPLIT

In September 2002, the Company effected a one for six reverse stock split of its common stock. All shares and per share amounts have been adjusted to give effect to the reverse split.

3. ACQUISITION OF VASAMEDICS LLC


In October 2002, the Company entered into an agreement with Vasamedics LLC whereby the Company purchased substantially all the assets and assumed certain specified balance sheet liabilities and contractual obligations of Vasamedics LLC. The total purchase price was $158,269 and consisted of paying off certain debt of Vasamedics. The purchase price was allocated primarily to accounts receivable, inventories, and fixed assets. Vasamedics was engaged in the business of medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The operating results of Vasamedics are included in the Company's financial statements from the date of acquisition.

The Company also provided earn-out provisions to two of the former owners of Vasamedics through the use of cash payments and options that vest contingent on achieving certain future sales milestones over the first three years following the acquisition. The maximum cash payments that can be earned is $220,000 and the maximum number of options is 75,000. The amount of cash payments and the fair value of the options will be recognized as additional purchase price for the acquisition of Vasamedics when, and if, the criteria for vesting are met.


4. EXCLUSIVE LICENSE AGREEMENT

In September 2001, the Company entered into a Development and License Agreement and an Exclusive Supply Agreement with Nellcor Puritan Bennett, Inc. (Nellcor). Under the terms of the Development and License Agreement, the Company granted Nellcor exclusive manufacturing and distribution rights to the Company's CapnoProbe product.

                          Optical Sensors Incorporated

Nellcor agreed to pay the Company milestone payments totaling $2,000,000 upon completion of various product development, manufacturing, and commercialization milestones. A payment of $750,000 was received in September 2001, a payment of $500,000 was received in December 2001, and a payment of $400,000 was received in November 2002. The final milestone payment of $350,000 was received in February 2003. Nellcor also agreed to pay the Company percentage royalties based on future product sales. The Company also entered into a Supply Agreement with Nellcor under which the Company will manufacture the CapnoProbe for Nellcor for a transition period, of up to one year, or a certain quantity of units has been produced, while Nellcor establishes its own manufacturing operations.

5. INVESTMENT AGREEMENT


In March 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC, or Circle F, and Special Situations Fund III, L.P. In December 2001, the $700,000 note held by Special Situations Funds III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. In December 2001, the $700,000 principal amount of notes held by Circle F and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,666 shares of common stock.


The Company recognized $1,400,000 of interest expense in 2000 upon receipt of the $1,400,000 for the convertible promissory notes with the offset credited to additional paid-in capital. The interest expense, which represents the intrinsic value of the beneficial conversion feature embedded in the convertible securities, was recognized at the date of issuance as a result of the ability of the holder of the notes to convert immediately.

                          Optical Sensors Incorporated

6. SECURITIES PURCHASE AGREEMENT


In August 2000, the Company entered into a Securities Purchase Agreement pursuant to which the Company agreed to issue, and Circle F agreed to purchase upon the Company's request, up to 4,333,334 shares of the Company's Series A preferred stock for an aggregate purchase price of $1,500,000. The Company sold 1,000,000 shares of the Series A preferred stock to Circle F at $0.50 per share for a total of $500,000 in August 2000, 1,333,334 shares of the Series A preferred stock to Circle F and its affiliates at $0.375 per share for a total of $500,000 in October 2000, and 2,000,000 shares of the Series A preferred stock to Circle F at $0.25 per share for a total of $500,000 in December 2000. Each share of the Series A preferred stock has a par value of $0.01, can be converted into one-sixth of a share of common stock, has voting rights on an as converted basis to common stock, and has no dividend rights.

The terms of the Securities Purchase Agreement also provided for changing the exercise price of all options held by current employees and current directors based on the average price per share paid by Circle F for the Series A preferred stock. Accordingly, the exercise price was reduced to $2.08 per share. This repricing provision has resulted in the options being subject to variable accounting (see Note 12).


7. BRIDGE LOAN AGREEMENTS


In March and April 2001, the Company entered into Bridge Loan Agreements with Circle F under which Circle F loaned the Company $335,000 in the form of a series of one year convertible promissory notes. The notes became convertible on April 30, 2001, at the option of Circle F, into shares of common stock at $1.50 per share.

In May 2001, the Company entered into a Bridge Loan Agreement with Circle F under which Circle F and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund Company operations. In October 2001, the Bridge Loan Agreement was mutually terminated, with Circle F and its affiliates having advanced $1,154,000 to the Company. The advances were evidenced by a convertible promissory note, and the note was payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advance under the Bridge Loan Agreement were convertible, at the option of Circle F, into shares of common stock at $1.50

                          Optical Sensors Incorporated
per share anytime after July 26, 2001. The Company recognized $709,080 of interest expense in 2001 relating to the Bridge Loan Agreements with the offset credited to additional paid-in capital. The interest expense, which represents the intrinsic value of the beneficial conversion feature embedded in the convertible securities, was recognized in 2001 as a result of the ability of the holder of the notes to convert anytime after the applicable dates noted above.


During 2002, the convertible notes totaling $1,489,000 described above were converted into 992,667 shares of the Company's common stock.

8. ADVANCES FROM SHAREHOLDER


The Company has been dependent upon advances from Circle F and its affiliate, Circle F Ventures II, LLC, for continued funding of its operations. As of December 31, 2002, the advances received by the Company totaled $2,224,000. These advances bear no interest and contain no conversion features.


9. COMMON STOCK

At December 31, 2002, the Company has 875,493 shares of common stock reserved for future issuance, including 698,509 for outstanding options and shares available for grant, and 176,984 for outstanding warrants.

SHAREHOLDER RIGHTS PLAN


The Company's Board of Directors has adopted a Shareholder Rights Plan that provides for six preferred share purchase rights (the Right) for each outstanding share of common stock. Under certain circumstances, a Right may be exercised to purchase 1/1000 of a share of series A junior preferred stock for $90. The Rights become exercisable if a person or group acquires 15% or more of the Company's outstanding common stock, subject to certain exceptions. If a person or group (other than Circle F and its affiliates) acquires 15% or more of the Company's outstanding common stock, subject to certain exceptions, each Right will entitle its holder to buy common stock of the Company having a market value of twice the exercise price of the Right.

                          Optical Sensors Incorporated

The Rights expire in December 2006 and may be redeemed by the Company for $0.001 per Right at any time before, or, in certain circumstances, within ten days (subject to extension) following the announcement that a person or group (other than Circle F and its affiliates) has acquired 15% or more of the Company's outstanding common stock, subject to certain exceptions. The foregoing triggering percentage is 24% for Special Situations Fund III, L.P. and its affiliates. Until a Right is exercised, the holder of a Right, as such, has no rights as a shareholder of the Company.


In connection with the adoption of the Shareholder Rights Plan, the Company authorized 250,000 shares of series A junior preferred stock (the Preferred Stock). Subject to the rights of holders of any Senior Securities, if any, holders of the Preferred Stock are entitled to quarterly dividends when, as, and if declared by the Board of Directors, in the amount of 1,000 times the aggregate per share amount of dividends paid to common stock shareholders. Each preferred stock share is entitled to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. The Preferred Stock has liquidation preference over the Company's common stock. The liquidation rate on the Preferred Stock is the greater of (a) $1,000 per share plus accrued dividends, whether or not earned or declared, or (b) an amount equal to 1,000 times the amount distributed to the common stock shareholders.

10. LEASES

OPERATING LEASES

The Company leases its office and research and development facility under an operating lease that runs through March 31, 2005. Operating expenses, including maintenance, utilities, real estate taxes, and insurance, are paid by the Company. The Company also leases certain office equipment under operating leases.

Total rent expense under operating leases was $121,000 and $244,000 for the years ended December 31, 2002 and 2001, respectively.

                          Optical Sensors Incorporated

Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more as of December 31, 2002 are as follows:

   Year ending December 31:
     2003                      $  107,574
     2004                         107,574
     2005                          26,894
                               ----------
                               $  242,042
                               ==========

In connection with the operating lease agreements, the Company issued warrants to the leasing company to purchase 2,037 shares of common stock at $54.00 per share and 1,984 shares of common stock at $18.90 per share. The 2,037 shares of common stock at $54.00 expired in 2002 and the remaining 1,984 warrants expire in 2005.

CAPITAL LEASES

In June 1997, the Company entered into an equipment lease agreement. Under the lease agreement, the Company was allowed to lease up to $2,000,000 of equipment between June 15, 1997 and June 30, 1999. Assets leased under the agreement at December 31, 2002 were $1,157,989. The remaining balance owed under the lease agreement was paid in 2001.

11. INCOME TAXES


At December 31, 2002, the Company has cumulative net operating loss carryforwards for tax purposes of approximately $71,925,000 plus research and development tax credit carryforwards of approximately $1,740,000. Both of these carryforwards are available to offset future taxable income through 2022 and begin expiring in 2003.


As a result of the sales of preferred stock and additional shares of common stock, the Company has experienced a change in ownership under the net operating loss limitation rules. The use of losses, incurred through the change in ownership date, to offset future taxable income will be limited during the carryforward period. The credits will also be subject to limitations under these same rules.

                          Optical Sensors Incorporated

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2002 are as follows:

                                                              2002
                                                          ------------
   Deferred tax assets:
     Net operating loss carryforwards                     $ 26,612,000
     Tax credit carryforwards                                1,740,000
     Book over tax depreciation                                108,000
     Other                                                      81,000
                                                          ------------
   Total deferred tax assets                                28,541,000
   Valuation allowance                                     (28,541,000)
                                                          ------------
                                                          $          -
                                                          ============


The Company has fully reserved against the total deferred tax assets of $28,541,000 due to the Company's experience of tax losses since inception and the uncertainty of realization of these assets in the future.

12. STOCK OPTIONS AND WARRANTS


The Company has two stock option plans that include both incentive and non-statutory stock options to be granted to directors, officers, employees, and consultants of the Company. Option activity is summarized as follows:

                                                    OPTIONS         WEIGHTED
                                    SHARES        OUTSTANDING       AVERAGE
                                  AVAILABLE       ------------   EXERCISE PRICE
                                  FOR GRANT       TOTAL SHARES     PER SHARE
                                  ---------------------------------------------
Balance at December 31, 2000          15,581           300,001   $         4.02
Additional shares reserved           383,333                 -                -
Granted                             (395,828)          395,828             2.25
Canceled                              20,345           (20,344)            2.10
Exercised                                  -              (407)            2.52
                                  ----------------------------
Balance at December 31, 2001          23,431           675,078             3.06
Additional shares reserved           170,000                 -                -
Granted                             (136,000)          136,000             3.32
Canceled                                 421              (421)           42.53
                                  ----------------------------
Balance at December 31, 2002          57,852           810,657   $         3.07
                                  ============================

                          Optical Sensors Incorporated

12. STOCK OPTIONS AND WARRANTS (continued)


The weighted average fair value of options granted was $2.62 and $1.20 for the years ended December 31, 2002 and 2001, respectively.


In accordance with the terms of the Securities Purchase Agreement (see Note 6), all options held by current employees and current directors were amended so that the exercise price was equal to the average price per share paid by Circle F for the Series A preferred stock. Accordingly, the exercise price has been reduced to $2.08 per share. This repricing has resulted in the plan being subject to variable accounting. The Company recognized $254,981 and $104,207 of compensation expense for the years ended December 31, 2002 and December 31, 2001, respectively.


The exercise price of options outstanding at December 31, 2002 ranged from $2.08 to $54.00 per share, as summarized in the following table:

                       OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                    --------------------------                          --------------------------
                                   WEIGHTED          WEIGHTED                          WEIGHTED
                                   AVERAGE           AVERAGE                           AVERAGE
      RANGE OF                  EXERCISE PRICE       REMAINING                      EXERCISE PRICE
   EXERCISE PRICE   NUMBER        PER SHARE      CONTRACTUAL LIFE       NUMBER         PER SHARE
--------------------------------------------------------------------------------------------------
    $    2.08       231,023         $   2.08          7.9 years         174,391         $     2.08
         2.25       395,833             2.25          8.5 years          69,509               2.25
         3.32       136,000             3.32          9.8 years               -               3.37
         5.40         1,018             5.40          2.5 years             296               5.40
         7.50         2,499             7.50          6.2 years           2,499               7.50
        10.13        33,380            10.13          5.8 years             167              10.13
        16.20         6,480            16.20          2.6 years           6,480              16.20
        27.00         1,333            27.00          4.3 years           1,333              27.00
        54.00         3,091            54.00          0.9 years           3,091              54.00
                    -------                                             -------
                    810,657         $   3.07          8.3 years         257,766         $     3.29
                    =======                                             =======

The number of options exercisable at December 31, 2002 and 2001 was 257,766 and 141,145, respectively, at a weighted average exercise price per share of $3.29 and $4.38, respectively.

                          Optical Sensors Incorporated

12. STOCK OPTIONS AND WARRANTS (continued)

The Company granted 106,800 options to a former owner of Vasamedics (see Note
3). A portion of the options, 46,800, were granted to him commensurate with his level of responsibility subsequent to the acquisition. The remaining 60,000 options were granted as an earn-out provision and vesting is contingent on the achievement of certain sales milestones over the first 36 months following the acquisition. The fair value of the 60,000 options will be computed and recognized as additional purchase price for the acquisition of Vasamedics when, and if, the criteria for vesting are met.

The Company also granted 26,700 options to another former owner of Vasamedics who became a consultant to the Company. A portion of the options, 11,700, vest over four years and was stock-based compensation paid to a non-employee. The fair value of the 11,700 options was recorded as unearned compensation and is being amortized over the vesting period. The remaining 15,000 options were granted as an earn-out provision and vesting is contingent on the achievement of certain sales milestones over the first 36 months following the acquisition. The fair value of the 15,000 options will be computed and recognized as additional purchase price for the acquisition of Vasamedics when, and if, the criteria for vesting are met.

The Company also has warrants outstanding that were issued to Special Situations Fund III and Circle F as disclosed in Note 5 and to a leasing company as disclosed in Note 10. Warrant activity is summarized as follows:

                                                                WEIGHTED
                                              WARRANTS          AVERAGE
                                            OUTSTANDING      EXERCISE PRICE
                                            TOTAL SHARES       PER SHARE
                                            -------------------------------
Balance at December 31, 2000                       4,021     $        36.68
Issued upon debt conversion                      174,999               2.00
                                            ------------
Balance December 31, 2001                        179,020               2.78
Expired                                           (2,037)             54.00
                                            ------------
Balance December 31, 2002                        176,983     $         2.19

The exercise price of warrants outstanding at December 31, 2002 ranged from $1.50 to $18.90 per share, as summarized in the following table:

   EXERCISE                       REMAINING
    PRICE          NUMBER     CONTRACTUAL LIFE
-------------     -------     ----------------
  $   1.50        116,666         4.0 years
      3.00         58,333         4.0 years
     18.90          1,984         2.5 years
                  -------
                  176,983

                          Optical Sensors Incorporated

13. TECHNOLOGY AGREEMENTS

In July 1998, the Company entered into a patent license agreement with the Institute of Critical Care Medicine (ICCM) which provides the Company with the exclusive, worldwide right under ICCM's pending and issued patents. In consideration for the technology, the Company paid ICCM minimum annual royalties of $300,000 through 2001 and is obligated to pay ICCM minimum annual royalties of $400,000 from 2002 through 2005 in order to maintain exclusivity. The Company may elect, on one year's written notice, not to make the annual minimum payment but ICCM would then have the right to terminate the license agreement. The Company is obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer. The Company was also obligated to meet certain product development milestones under the license agreement. All milestones were completed prior to executing the License Agreement with Nellcor Puritan Bennett in September 2001. The royalty payments are included in research and development expenses.


14. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) savings plan under which employees are eligible to participate after six months of service and attaining the age of 21. Employees may contribute up to the maximum amount which will not violate provisions of the plan or cause the plan to exceed the maximum amount allowable as a deduction to the employer. The Company, at its discretion, may make matching contributions equal to a percentage of the employee's contribution. The Company did not contribute to the plan in 2002 or 2001.

15. GOING CONCERN

Recurring losses, including $1,852,506 for 2002, have resulted in an accumulated deficit of $76,706,032. The Company's ability to continue as a going concern and the realization of its assets and the orderly satisfaction of its liabilities are dependent on obtaining additional funds from outside sources. Although the Company is currently in negotiations that may raise funds that will satisfy its cash requirements for at least the next 12 months, there can be no assurance that the Company will be successful.

16. QUARTERLY FINANCIAL DATA (unaudited)

Quarterly financial data for 2002 and 2001 is as follows:

                                                      QUARTER
                                  FIRST         SECOND          THIRD         FOURTH
                               --------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
Revenues                       $   284,750    $   296,510   $     18,651    $   974,885
Gross profit                       284,750        296,510         18,651        552,851
Net loss                          (713,771)      (239,366)      (678,757)      (220,612)
Net loss per share             $     (0.32)   $     (0.10)  $      (0.21)   $     (0.07)

YEAR ENDED DECEMBER 31, 2001
Revenues                       $         -    $         -   $          -    $   687,500
Gross profit                             -              -              -        687,500
Net loss/(1)/                     (721,093)      (820,249)    (1,077,312)      (781,368)
Net loss per share             $     (0.48)   $     (0.54)  $      (0.72)   $     (0.48)

/(1)/ The fourth quarter of 2001 net loss includes write-off of inventories of $554,549, net of reserves.

                          OPTICAL SENSORS INCORPORATED
                                 BALANCE SHEETS

                                                                         MARCH 31,       DECEMBER 31,
                                                                            2003             2002
                                                                      --------------------------------
                                                                       (Unaudited)          (Note)
ASSETS
Current assets:
   Cash and cash equivalents                                          $       15,241    $      243,752
   Accounts receivable                                                       277,951           415,753
   Inventories                                                               276,777           259,706
   Prepaid expenses and other current assets                                 134,180           122,373
                                                                      --------------------------------
Total current assets                                                         704,149         1,041,584
                                                                      --------------------------------

Property and equipment:
   Leased equipment                                                        1,157,989         1,157,989
   Research and development equipment                                        928,065           916,053
   Leasehold improvements                                                    340,802           340,802
   Furniture and equipment                                                   208,876           206,425
   Production equipment                                                      509,576           509,576
                                                                      --------------------------------
                                                                           3,145,308         3,130,845
   Less accumulated depreciation                                          (2,856,980)       (2,842,964)
                                                                      --------------------------------
                                                                             288,328           287,881
Other assets:
   Research and development supplies                                         610,312           610,650
   Patents                                                                   669,514           665,206
   Other assets                                                                9,723             9,723
                                                                      --------------------------------
                                                                           1,289,549         1,285,579
                                                                      --------------------------------
Total assets                                                          $    2,282,026    $    2,615,044
                                                                      ================================

LIABILITIES AND SHAREHOLDERS' EQUITY (deficit)
Current liabilities:
   Advances from shareholder                                          $    2,224,000    $    2,224,000
   Customer deposit                                                          184,072           220,310
   Accounts payable                                                           71,578           212,942
   Employee compensation                                                     135,843            98,140
   Other liabilities and accrued expenses                                    104,276           104,299
   Accrued interest payable                                                   54,849            54,849
                                                                      --------------------------------
Total current liabilities                                                  2,774,618         2,914,540

SHAREHOLDERS' EQUITY (deficit)
Convertible preferred stock, par value $.01
 per share:
     Authorized shares--5,000,000
     Issued and outstanding shares - 4,333,334                                43,333            43,333
Common stock, par value $.01 per share:
   Authorized shares--30,000,000
   Issued and outstanding shares - 3,190,047                                  31,901            31,901
Additional paid-in capital                                                76,187,384        76,367,608
Accumulated deficit                                                      (76,721,325)      (76,706,032)
Unearned compensation                                                        (33,885)          (36,306)
                                                                      --------------------------------
Total shareholders' equity (deficit)                                        (492,592)         (299,496)
                                                                      --------------------------------
Total liabilities and shareholders' equity (deficit)                  $    2,282,026    $    2,615,044
                                                                      ================================

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

                          Optical Sensors Incorporated

                            Statements of Operations
                                   (Unaudited)

                                                THREE MONTHS ENDED
                                           MARCH 31,        MARCH 31,
                                              2003             2002
                                         ------------------------------
Revenues
  Product development fees               $     392,383    $     284,750
  Sales                                        496,688                -
                                         ------------------------------
                                               889,071          284,750

Costs and expenses:
  Cost of goods sold                           494,748                -
  Research and development                     285,348          535,113
  Selling, general and administrative          126,979          475,666
                                         ------------------------------
Operating loss                                 (18,004)        (726,029)

Interest expense                                     -                -
Interest income                                     88              819
Other income                                     2,623           11,439
                                         ------------------------------
                                                 2,711           12,258
                                         ------------------------------

Net loss                                 $     (15,293)   $    (713,771)
                                         ==============================

Net loss per common share:
Basic and diluted                        $        (.00)   $        (.32)
                                         ==============================

Weighted average shares outstanding:
Basic and diluted                            3,190,047        2,197,484
                                         ==============================

See accompanying notes.

                          Optical Sensors Incorporated

                            Statements of Cash Flows
                                   (Unaudited)

                                                            THREE MONTHS ENDED
                                                         MARCH 31,      MARCH 31,
                                                            2003         2002
                                                        --------------------------
OPERATING ACTIVITIES
Net loss                                                $   (15,293)   $  (713,771)
Adjustments to reconcile net loss to net cash used in
 operating activities:
     Non-cash compensation (credit) expense                (180,224)       238,955
     Depreciation and amortization                           23,346         34,043
     Changes in operating assets and liabilities:
       Receivables                                          137,802        (52,823)
       Inventories                                          (17,071)             -
       Prepaid expenses and other assets                    (22,687)       (72,362)
       Accounts payable and accrued expenses               (139,922)        51,847
       Deferred revenue                                           -       (281,250)
                                                        --------------------------
Net cash used in operating activities                      (214,049)      (795,361)

INVESTING ACTIVITIES
Purchases of property and equipment                         (14,462)       (33,491)
                                                        --------------------------
Net cash used in investing activities                       (14,462)       (33,491)

FINANCING ACTIVITIES
Advances from shareholder                                         -        200,000
                                                        --------------------------
Net cash provided by financing activities                         -        200,000
                                                        --------------------------

(Decrease) in cash and cash equivalents                    (228,511)      (628,852)
Cash and cash equivalents at beginning of period            243,752        664,569
                                                        --------------------------
Cash and cash equivalents at end of period              $    15,241    $    35,717
                                                        ==========================

See accompanying notes.

                          OPTICAL SENSORS INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

                                 March 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the financial statements and footnotes thereto included in the Optical Sensors Incorporated Annual Report on Form 10-KSB for the year ended December 31, 2002.

STOCK-BASED COMPENSATION:

The Company follows Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The following table illustrates the effect on net loss and net loss per shares if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to its stock-based employee compensation for the three months ended March 31:

                                                                             2003         2002
                                                                         --------------------------
  Net loss as reported                                                   $   (15,293)   $  (713,711)
  Add: stock-based compensation (credit) cost included in the
   determination of net loss as reported                                    (180,224)       238,955
  Less: stock-based compensation that would have been included in the
   determination of net loss if the fair value method had been applied       (94,107)       (45,106)
                                                                         --------------------------
  Pro forma net loss                                                     $  (289,624)   $  (519,862)
                                                                         ==========================

  Net basic and diluted loss per share:
    As reported                                                          $      0.00    $     (0.32)
    Pro forma                                                            $     (0.09)   $     (0.24)

NET LOSS PER SHARE:

Basic and diluted net loss per common share is computed using the weighted average number of common shares outstanding during the period. Options and warrants were outstanding during the quarters ended March 31, 2003 and 2002, but were not included in the computation of diluted net loss per common share because the effect would be antidilutive. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. All stock and stock related amounts have been adjusted to reflect a one-for-six reverse split of the Company's common stock, which occurred on September 13, 2002.

NOTE B - ACQUISITION OF VASAMEDICS LLC

In October 2002, the Company entered into an agreement with Vasamedics LLC whereby the Company purchased substantially all the assets and assumed certain specified balance sheet liabilities and contractual obligations of Vasamedics LLC. The total purchase price was $158,269 and consisted of paying off certain debt of Vasamedics. The purchase price was allocated primarily to accounts receivable, inventories, and fixed assets. Vasamedics was engaged in the business of medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The operating results of Vasamedics are included in the Company's financial statements from the date of acquisition.

NOTE C - INVENTORIES

Inventories consisted of the following:

                                  March 31, 2003  December 31, 2002
                                  ---------------------------------
         Finished goods           $       16,053     $       36,255
         Work in process                  13,553             11,122
         Raw materials                   247,171            212,329
                                  ---------------------------------
                                  $      276,777     $      259,706
                                  =================================

NOTE D - EXCLUSIVE LICENSE AGREEMENT

In September 2001, the Company entered into a Development and License Agreement and an Exclusive Supply Agreement with Nellcor Puritan Bennett, Inc. ("Nellcor"). Under the terms of the Development and License Agreement, the Company granted Nellcor exclusive manufacturing and distribution rights to the Company's CapnoProbe product.

Nellcor agreed to pay the Company milestone payments totaling $2,000,000 upon completion of various product development, manufacturing, and commercialization milestones. Nellcor made milestone payments of $750,000 in September 2001, $500,000 in December 2001, $400,000 in November 2002, and $350,000 in February
2003, for a total of $2,000,000. The milestone payments were recognized as revenue when received except for the initial payment of $750,000 that was amortized over the development period through the first half of 2002. Nellcor also agreed to pay the Company percentage royalties based on future product sales. The Company also entered into a Supply Agreement with Nellcor under which the Company will manufacture the CapnoProbe for Nellcor for a transition period, of up to one year, or until a certain quantity of units has been produced, while Nellcor establishes its own manufacturing operations.

NOTE E - INVESTMENT AGREEMENT

In March 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC, or Circle F, and Special Situations Fund III, L.P. In December 2001, the $700,000 note held by Special Situations Funds III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. In December 2001, the $700,000 principal amount of notes held by Circle F and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of

8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,666 shares of common stock

NOTE F - VARIABLE ACCOUNTING RULES AND COMPENSATION EXPENSE

The terms of a Securities Purchase Agreement, dated August 10, 2000, provided for changing the exercise price of all existing options held by employees and directors to $2.10 per share. This re-pricing provision resulted in those options being subject to variable accounting rules and compensation expenses have been recorded as listed in the table below. Additional compensation charges could be recorded in future periods.

                                         2003            2002
                                     ------------   ------------
             First Quarter           $   (180,224)  $    238,955
             Second Quarter                   n/a        (82,857)
             Third Quarter                    n/a        (38,865)
             Fourth Quarter                   n/a        137,748
                                     ------------   ------------
                Total Year To Date   $   (180,224)  $    254,981
                                     ============   ============

NOTE G - BRIDGE LOAN AGREEMENTS AND ADVANCES FROM SHAREHOLDER

Between March 8, 2001 and October 4, 2001, the Company entered into a series of Bridge Loan Agreements with Circle F under which Circle F and its affiliates advanced $1,489,000 to the Company to fund its operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share. From March 6, 2002 to May 15, 2003, Circle F and its affiliate, Circle F Ventures II, LLC, have advanced $2,524,000 to the Company, $2,224,000 of which was advanced in 2002 and $300,000 of which was advanced subsequent to the first quarter of 2003. These advances are unsecured, bear no interest and contain no conversion features.

                                2,356,556 Shares


                     [LOGO OF OPTICAL SENSORS INCORPORATED]

                                  Common Stock

                                   ----------

                                   Prospectus

                                   ----------

                                     , 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware law and Optical Sensors' Restated Certificate of Incorporation provide that Optical Sensors shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reasons of that person's former or present official capacity with Optical Sensors against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Optical Sensors also maintains a directors and officers insurance policy pursuant to which directors and officers of Optical Sensors are insured against liability for certain actions in their capacity as directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses incurred by us in connection with the issuance and distribution of the shares being registered. All such expenses are estimated except for the SEC registration fee.

           SEC registration fee ..............................   $   1,222
           Printing expenses .................................       1,000
           Fees and expenses of counsel for the Company ......      25,000
           Fees and expenses of accountants for Company ......       4,000
           Blue sky fees and expenses ........................       5,000
           Miscellaneous .....................................       5,000
                                                                 ---------

                    *Total ...................................   $  41,222

----------
* None of the expenses listed above will be borne by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Since September 1998, we have issued the following securities without registration under the Securities Act:


1. In March 2000, we issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F and Special Situations Fund III, L.P. In December 2001, the $700,000 note held by Special Situations Fund III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. In December 2001, the $700,000 principal amount of notes held by Circle F and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,666 shares of common stock.

2. In August 2000, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue, and Circle F agreed to purchase upon our request, up to 4,333,334 shares of our Series A preferred stock for an aggregate purchase price of $1,500,000. We sold 1,000,000 shares of the Series A preferred stock to Circle F at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A preferred stock to Circle F at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A preferred stock to Circle F at $.25 per share for a total of $500,000 on December 28, 2000. As a result of the one-for-six reverse split of our common stock on September 13, 2002, each share of Series A preferred stock is now convertible into one-sixth of a share of our common stock. The terms of the Securities Purchase Agreement provide for all options held by our current employees and directors to be reduced to the weighted average price at which Circle F purchased Series A convertible preferred stock. Such reduction resulted in the option plan being subject to variable accounting rules.

3. Between March 8, 2001 and October 4, 2001, we entered into a series of Bridge Loan Agreements with Circle F under which Circle F advanced us $1,489,000 to fund our operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share.

4. On June 23, 2003, we entered into a Stock Purchase Agreement pursuant to which Circle F purchased 57,667 shares of our Series B preferred stock at a purchase price of $15.00 per share and an aggregate purchase price of $865,005. Circle F also converted an aggregate of $2,689,000 in cash advances that it has made to us between March 6, 2002 and June 19, 2003 into 179,267 shares of our Series B preferred stock at a conversion prove of $15.00 per share. Each share of Series B preferred stock is currently convertible into five shares of our common stock.


No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on either Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Regulation D of the Securities Act. In all such transactions, certain inquiries were made by us to establish that such sales qualified for such exemption from the registration requirements. In particular, we confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from our officers and directors or other persons closely associated with Optical Sensors, (ii) each investor made representations that he or she was sophisticated in relation to this investment (and we have no reason to believe that such representations were incorrect),
(iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

ITEM 27.  EXHIBITS.

The exhibits and index required by Item 601 of Regulation S-B are attached.

ITEM 28.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Minneapolis, State of Minnesota, on June 26, 2003.


                               OPTICAL SENSORS INCORPORATED

                               By  /s/ Paulita M. LaPlante
                                  ----------------------------------------------
                                       Paulita M. LaPlante
                                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment has been signed by the following persons in the capacities indicated, on June 26, 2003.


Signatures                               Title
----------                               -----
  /s/ Paulita M. LaPlante                President and Chief Executive Officer and
------------------------------------     Director
      Paulita M. LaPlante                (principal executive officer)

  /s/ Wesley G. Peterson                 Chief Financial Officer, Vice President of
------------------------------------     Finance and Administration and Secretary
      Wesley G. Peterson                 (principal financial and accounting officer)

  /s/                                    Director
------------------------------------
      Richard B. Egen

  /s/         *                          Director
------------------------------------
      Charles D. Snead Jr.

  */s/ Paulita M. LaPlante               Attorney in Fact
----------------------------
       Paulita M. LaPlante

                          OPTICAL SENSORS INCORPORATED
                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                       REGISTRATION STATEMENT ON FORM SB-2
                                  EXHIBIT INDEX


Item No.                         Item                              Method of Filing
-------                          ----                              ----------------
3.1           Restated Certificate of Incorporation of the         Incorporated by reference to Exhibit 3.3
              Company.                                             contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

3.2           Amendment to Restated Certificate of                 Incorporated by reference to Exhibit 3(i)
              Incorporation of the Company                         contained in the Company's Registration
                                                                   Statement on Form 8-A12G/A dated September 16,
                                                                   2002 (File No. 0-27600).

3.4           Certificate of Designation, Preferences and          Incorporated by reference to Exhibit 3.2
              Rights of Series A Junior Preferred Stock.           contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 1998 (File
                                                                   No. 0-27600).

3.5           Certificate of Designation of Rights and             Incorporated by reference to Exhibit 4.1
              Preferences of Series A Preferred Stock.             contained in the Company's Quarterly Report on
                                                                   Form 10-Q for the quarter ended June 30, 2000
                                                                   (File No. 0-27600).

3.6           Bylaws of the Company, as amended.                   Incorporated by reference to Exhibit 3.3
                                                                   contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 1998 (File
                                                                   No. 0-27600).


3.7           Certificate of Designation of Rights and             Incorporated by reference to Exhibit 3.1
              Preferences of Series B Preferred Stock.             contained in the Company's Current Report on
                                                                   Form 8-K dated June 24, 2003 (File No. 0-27600).


4.1           Specimen Common Stock Certificate                    Incorporated by reference to Exhibit 4.1
                                                                   contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

4.2           Warrant dated November 6, 1992 issued to             Incorporated by reference to Exhibit 4.8
              Comdisco, Inc.                                       contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

4.3           Warrant Dated August 31, 1995 issued to Comdisco,    Incorporated by reference to Exhibit 4.9
              Inc.                                                 contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

4.4           Rights Agreement dated as of December 3, 1996        Incorporated by reference to Exhibit 4.1
              between the Company and Norwest Bank Minnesota,      contained in the Company's Current Report on
              N.A.                                                 Form 8-K dated December 3, 1996 (File No.
                                                                   0-27600).

4.5           Amendment No. 1 to Rights Agreement dated as of      Incorporated by reference to Exhibit 10.1
              March 10, 2000 between the Company and Norwest       contained in the Company's Current Report on
              Bank Minnesota, N.A.                                 Form 8-K dated March 10, 2000 (File No.
                                                                   0-27600).

4.6           Amendment No. 2 to Rights Agreement dated as of      Incorporated by reference to Exhibit 10.1
              August 8, 2000 between the Company and Wells         contained in the Company's Quarterly Report on
              Fargo Bank, N.A.                                     Form 10-Q for the quarter ended June 30, 2000
                                                                   (File No. 0-27600).

4.7           Amendment No. 3 to Rights Agreement dated as of      Incorporated by reference to Exhibit 10.8 to the
              April 19, 2001 between the Company and Wells         Company's Quarterly Report on Form 10-Q for the
              Fargo Bank, N.A.                                     quarter ended March 31, 2001 (File No. 0-27600).

                                                                   Incorporated by reference to Exhibit 4.5
4.8           Amendment No. 4 to Rights Agreement, dated as of     contained in the Company's Registration
              September 13, 2002, between the Company and Wells    Statement on Form 8-A12G/A dated September 16,
              Fargo Bank Minnesota N.A., the successor of          2002 (File No. 0-27600).
              Norwest Bank Minnesota, N.A.

5.1           Opinion of Oppenheimer, Wolff & Donnelly LLP         Filed previously.

10.1          Lease dated October 7, 1991 between Registrant       Incorporated by reference to Exhibit 10.1
              and First Industrial L.P. (successor to MIG Kappa    contained in the Company's Registration
              III Companies)                                       Statement on Form S-1 (File No. 33-99904).

10.2          Registration Rights Agreement, dated April 28,       Incorporated by reference to Exhibit 10.9
              1992, as amended                                     contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

10.3          1989 Omnibus Stock Option Plan, as amended           Incorporated by reference to Exhibit 10.11
                                                                   contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

10.4          Amended and Restated 1993 Stock Option Plan (as      Incorporated by reference to Exhibit 10.1 to the
              of July 26, 2001)                                    Company's Quarterly Report on Form 10-QSB for
                                                                   the quarter ended September 30, 2001 (File No.
                                                                   0-27600).

10.5          Form of Non-Statutory Stock Option Agreement for     Incorporated by reference to Exhibit 10.21
              Nonemployees pursuant to 1993 Stock Option Plan      contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

10.6          Form of Non-Statutory Stock Option Agreement for     Incorporated by reference to Exhibit 10.18
              Nonemployee Directors pursuant to 1993 Stock         contained in the Company's Registration
              Option Plan                                          Statement on Form S-1 (File No. 33-99904).

10.7          Form of Incentive Stock Option Agreement for         Incorporated by reference to Exhibit 10.19
              Employees pursuant to 1993 Stock Option Plan         contained in the Company's Registration
                                                                   Statement on Form S-1 (File No. 33-99904).

10.8          First Amendment to Lease Agreement dated April       Incorporated by reference to Exhibit 10.21
              26, 1996 between First Industrial Financing          contained in the Company's Annual Report on Form
              Partnership, L.P. and the Company.                   10-K for the year ended December 31, 1996 (File
                                                                   No. 0-27600).

10.9          Second Amendment to Lease Agreement, dated April     Incorporated by reference to Exhibit 10.21
              14, 1997, between First Industrial Financing         contained in the Company's Annual Report on Form
              Partnership, L.P. and the Company.                   10-K for the year ended December 31, 1997 (File
                                                                   No. 0-27600).

10.10         Stock Purchase Agreement dated as of January 7,      Incorporated by reference to Exhibit 10.2
              1998 between the Company and Group CH Werfen,        contained in the Company's Current Report on
              S.A.                                                 Form 8-K, dated January 7, 1998 (File No.
                                                                   0-27600).

10.11         Patent License Agreement dated July 20, 1998         Incorporated by reference to Exhibit 10.1
              between the Company and the Institute of             contained in the Company's Quarterly Report on
              Critical Care Medicine (1)                           Form 10-Q for the quarter ended September 30,
                                                                   1998 (File No. 0-27600).

10.12         Executive Severance Pay Plan                         Incorporated by reference to Exhibit 10.1 to the
                                                                   Company's Quarterly Report on Form 10-Q for the
                                                                   quarter ended September 30, 1999 (File No.
                                                                   0-27600).

10.13         Third Amendment to Lease Agreement dated             Incorporated by reference to Exhibit 10.25
              September 3, 1999 between First Industrial           contained in the Company's Annual Report on Form
              Financing Partnership, L.P. and the Company          10-K for the year ended December 31, 1999 (File
                                                                   No. 0-27600).

10.14         Investment Agreement, dated, March 10, 2000,         Incorporated by reference to Exhibit 10.16
              among the Company, Circle F Ventures, LLC and        contained in the Company's Annual Report on Form
              Special Situations Fund III, L.P.                    10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.15         Form of Convertible Promissory Note issued under     Incorporated by reference to Exhibit 10.17
              Investment Agreement, dated March 10, 2000           contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.16         Fourth Amendment to Lease Agreement dated June       Incorporated by reference to Exhibit 10.18
              1, 2000 between First Industrial L.P. and the        contained in the Company's Annual Report on Form
              Company                                              10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.17         Securities Purchase Agreement, dated August 11,      Incorporated by reference to Exhibit 10.2 to the
              2000, between the Company and Circle F Ventures,     Company's Quarterly Report on Form 10-Q for the
              LLC (1)                                              quarter ended June 30, 2000 (File No. 0-27600).

10.18         Amendment No. 1, dated August 15, 2000 to            Incorporated by reference to Exhibit 10.20
              Executive Severance Pay Plan                         contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.19         Bridge Loan Agreement, dated March 8, 2001,          Incorporated by reference to Exhibit 10.21
              between the Company and Circle F Ventures, LLC       contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.20         Convertible Promissory Note issued under Bridge      Incorporated by reference to Exhibit 10.22
              Loan Agreement, dated March 8, 2001                  contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.21         Letter Agreement, dated March 10, 2001, between      Incorporated by reference to Exhibit 10.23
              the Company and Special Situations Fund III, L.P.    contained in the Company's Annual Report on Form
                                                                   10-K for the year ended December 31, 2000 (File
                                                                   No. 0-27600).

10.22         Bridge Loan Agreement, dated April 5, 2001,          Incorporated by reference to Exhibit 10.1 to the
              between the Company and Circle F Ventures, LLC       Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.23         Form of Convertible Promissory Note issued under     Incorporated by reference to Exhibit 10.2 to the
              Bridge Loan Agreement, dated April 5, 2001           Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.24         Bridge Loan Agreement, dated April 19, 2001,         Incorporated by reference to Exhibit 10.3 to the
              between the Company and Circle F Ventures, LLC       Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.25         Form of Convertible Promissory Note issued under     Incorporated by reference to Exhibit 10.4 to the
              Bridge Loan Agreement, dated April 19, 2001          Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.26         Bridge Loan Agreement, dated May 3, 2001,            Incorporated by reference to Exhibit 10.5 to the
              between the Company and Circle F Ventures, LLC       Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.27         Form of Convertible Promissory Note issued under     Incorporated by reference to Exhibit 10.6 to the
              Bridge Loan Agreement, dated May 3, 2001             Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.28         Amendment No. 2, dated April 19, 2001 to             Incorporated by reference to Exhibit 10.7 to the
              Executive Severance Pay Plan                         Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended March 31, 2001 (File No. 0-27600).

10.29         Bridge Loan Agreement, effective May 1, 2001,        Incorporated by reference to Exhibit 10.1 to the
              between the Company and Circle F Ventures, LLC       Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended June 30, 2001 (File No. 0-27600).

10.30         Form of Convertible Promissory Note issued under     Incorporated by reference to Exhibit 10.2 to the
              Bridge Loan Agreement, dated July 26, 2001           Company's Quarterly Report on Form 10-QSB for the
                                                                   quarter ended June 30, 2001 (File No. 0-27600).

10.31         Development and License Agreement, dated             Incorporated by reference to Exhibit 10.2 to the
              September 28, 2001, between the Company and          Company's Quarterly Report on Form 10-QSB/A for
              Nellcor Puritan Bennett, Inc. (1)                    the quarter ended September 30, 2001 (File No.
                                                                   0-27600).

10.32         Mutual Termination Agreement, effective October      Incorporated by reference to Exhibit 10.3 to the
              5, 2001, between the Company and Circle F            Company's Quarterly Report on Form 10-QSB for the
              Ventures, LLC                                        quarter ended September 30, 2001 (File No.
                                                                   0-27600).

10.33         Fifth Amendment to Lease Agreement dated March       Incorporated by reference to Exhibit 10.1 to the
              28, 2001 between First Industrial L.P. and the       Company's Annual Report on Form 10-KSB for the
              Company                                              year ended December 31, 2001 (File No. 0-27600).

10.34         Sixth Amendment to Lease Agreement effective         Incorporated by reference to Exhibit 10.2 to the
              January 7, 2002 between First Industrial L.P.        Company's Annual Report on Form 10-KSB for the
              and the Company                                      year ended December 31, 2001 (File No. 0-27600).


10.35         Asset Purchase Agreement, dated October 1, 2002,     Incorporated by reference to Exhibit 10.1 to the
              among the Company, Vasamedics LLC, John Borgos       Company's Quarterly Report on Form 10-QSB for the
              and Ramon Diaz.                                      quarter ended March 31, 2003 (File No. 0-27600).

10.36         Stock Purchase Agreement, dated June 23, 2003,       Incorporated by reference to Exhibit 10.1
              among the Company, Circle F Ventures, LLC and        contained in the Company's Current Report on Form
              Circle F Ventures II, LLC.                           8-K dated June 24, 2003 (File No. 0-27600).


23.1          Consent of Independent Auditors                      Filed herewith.

23.2          Consent of Oppenheimer, Wolff & Donnelly             Filed previously
              (included in Exhibit 5.1)

24.1          Power of Attorney                                    Filed previously.

----------
(1) Confidential treatment has been granted by the Commission with respect to designated portions contained within document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.